SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]
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[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Ross Stores, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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April 8, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Ross Stores, Inc. Annual Meeting of Stockholders ("Annual Meeting"), which will be held on Wednesday, May 21, 2014 at 1:00 p.m. PDT, at the Garden Court Hotel, 420 Cowper Street, Palo Alto, CA 94301. If you will need special assistance at the meeting, please contact Ms. Melissa Bibbs, Legal Department, Ross Stores, Inc., 5130 Hacienda Drive, Dublin, CA 94568, (925) 965-4231, at least ten days before the meeting.

We are pleased to make use again this year of the Securities and Exchange Commission-approved process for companies to furnish proxy materials over the Internet. We believe this approach facilitates stockholders’ receipt of proxy materials, while reducing the environmental impact of our Annual Meeting. We will mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended February 1, 2014. The Notice also provides instructions on how to vote online or by telephone, and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you receive your Annual Meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders, and proxy card will be enclosed.

Thank you for your commitment to Ross Stores and for your cooperation in voting your proxy without delay. You may vote your shares by Internet, toll-free telephone number, or mail. Instructions regarding all three methods of voting are included in this Proxy Statement on the page following the Notice of Annual Meeting of Stockholders.

Sincerely,

ROSS STORES, INC.

Michael Balmuth
Vice Chairman and
Chief Executive Officer

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ROSS STORES, INC.

Notice of Annual Meeting of Stockholders
to be Held on May 21, 2014

To Our Stockholders:

Please take notice that the 2014 Ross Stores, Inc. Annual Meeting of Stockholders (the "Annual Meeting") will be held on Wednesday, May 21, 2014 at 1:00 p.m. PDT, at the Garden Court Hotel, 420 Cowper Street, Palo Alto, CA 94301, for the following purposes:

1.	To elect eight directors for a one-year term.

2.	To hold an advisory vote on executive compensation.

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 25, 2014 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting during ordinary business hours at the Company’s corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568.

The available voting methods (by Internet, by telephone, or by mail), are described on the next page. We would appreciate you submitting your proxy vote as soon as possible so that your shares will be represented at the meeting.

By order of the Board of Directors,

John G. Call
Corporate Secretary

April 8, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON May 21, 2014: A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card, and Annual Report, may be viewed at www.proxyvote.com, where you may also cast your vote.

PRINTED ON RECYCLED PAPER

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Ross Stores, Inc. 2014 Annual Meeting to be held on May 21, 2014. If you are a stockholder of record of Ross Stores, Inc. as of March 25, 2014, you have the right to vote your shares, and may elect to do so, by Internet, by telephone, or by mail. You may also revoke your proxy at any time before the Annual Meeting. Please help us save time and postage costs by voting by Internet or by telephone. Both methods are generally available 24 hours a day, seven days a week and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

	a.	Go to the web site at www.proxyvote.com, 24-hours-a-day, seven days a week.
	b.	Enter the Control Number that appears on the Notice of Internet Availability, or if you received paper copies of the proxy materials, on the proxy card.
	c.	Follow the simple instructions.

2.	BY TELEPHONE

	a.	On a touch-tone telephone, call toll-free 1-800-690-6903, 24-hours-a-day, seven days a week.
	b.	Enter the Control Number that appears on the Notice of Internet Availability, or if you received paper copies of the proxy materials, on the proxy card.
	c.	Follow the simple recorded instructions.

3.	BY MAIL (Do not mail the proxy card if you are voting by Internet or telephone.)

	a.	Mark your selections on the proxy card.
	b.	Date and sign your name exactly as it appears on your proxy card.
	c.	Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker, or other holder of record, you are considered a beneficial owner, whose stock is held in "street name," and you will receive instructions for granting proxies from your bank, broker, or other agent, rather than a proxy card. Your broker or nominee will enclose a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. A number of brokers and banks, however, are participating in a program provided through Broadridge Financial Solutions Inc. ("Broadridge") that offers the means to grant proxies to vote shares by Internet and by telephone. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by Internet or by calling the telephone number shown on the instruction form received from your broker or bank.

If you attend the Annual Meeting, you may be asked to present: (1) valid government-issued photo identification (e.g., driver's license, state-issued ID, or passport); (2) if you hold your shares through a broker, bank, trustee, or nominee (i.e., in street name), proof of beneficial ownership as of the Record Date (e.g., a copy of your voting instruction card or brokerage statement reflecting your stock ownership); and/or (3) for analysts or media, appropriate credentials. Also, the use of cell phones, smart phones, PDA’s, computers/laptops/tablets, music devices, or recording or photographic equipment is not permitted for people attending the Annual Meeting. Security personnel may be present, and coats and bags are subject to search prior to entry.

We must receive votes submitted by Internet, telephone, or mail by 11:59 p.m. PDT on May 20, 2014. Submitting your proxy by telephone or Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

Note about your vote and stock in brokerage accounts: If YOU do not vote your shares on Proposal One (election of directors), your brokerage firm can no longer vote them for you; those shares will remain unvoted. Previously, if your broker did not receive instructions from you, they were permitted to vote your shares for you in routine director elections. However, stock exchange rules changed starting in 2010 and brokers are no longer allowed to vote uninstructed shares on those matters. So please make your vote count and provide instructions to your broker regarding the election of directors.

Your vote is important. Thank you for voting.

Grants of Plan-Based Awards During Fiscal Year	29

Outstanding Equity Awards at Fiscal Year-End	31

Option Exercises and Stock Vested	33

Non-Qualified Deferred Compensation	34

Potential Payments Upon Termination or Change in Control	35

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	41

RELATED PERSON TRANSACTIONS	41

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	41

PROXY SOLICITATION FEES	41

TRANSACTION OF OTHER BUSINESS	41

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	42

PROXY STATEMENT

2014 Annual Meeting of Stockholders

ROSS STORES, INC.
5130 Hacienda Drive, Dublin, CA 94568
(925) 965-4400
www.rossstores.com

PROXY SOLICITATION

The accompanying proxy is solicited by the Board of Directors of Ross Stores, Inc., a Delaware corporation ("we" or the "Company"), for use at the Company’s 2014 Annual Meeting of Stockholders to be held on Wednesday, May 21, 2014 at 1:00 p.m. PDT, or any adjournments or postponements thereof (the "Annual Meeting"), at which stockholders of record at the close of business on March 25, 2014 are entitled to vote. The Annual Meeting will be held at the Garden Court Hotel, 420 Cowper Street, Palo Alto, CA 94301.

The date of this Proxy Statement is April 8, 2014, the date on which the Notice of Internet Availability of Proxy Materials was first mailed to our stockholders.

The purpose of this Proxy Statement is to provide our stockholders with certain information regarding the Company, its management and their compensation, and to provide summaries of the matters to be voted upon at the Annual Meeting. The stockholders will be asked to: (1) elect eight directors to serve a one-year term; (2) provide an advisory vote to approve executive compensation; (3) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015; and (4) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements.

We had outstanding on March 25, 2014, the Record Date, 212,414,432 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held. Our Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten calendar days prior to the Annual Meeting, a list of our stockholders of record will be available for viewing by the stockholders for any purpose relevant to the Annual Meeting during ordinary business hours at our corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568.

All valid proxies received before the Annual Meeting, including proxies granted over the Internet or by telephone and submitted prior to midnight PDT the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR each nominee and FOR proposals 2 and 3. Any proxy given pursuant to this solicitation may be revoked by the person giving it, at any time before it is exercised, by filing with our Corporate Secretary an instrument revoking it, by presenting at the meeting a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 1, 2014 (except as noted in footnote (2)) regarding the ownership of the common stock of the Company by: (i) all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company; (ii) each director and each of the executive officers named in the Summary Compensation Table; and (iii) all executive officers and directors of the Company as a group. Common stock is the only issued and outstanding equity security of the Company.

Name of Beneficial Person and	Amount and Nature of		Percent of Common
the Directors and Executive Officers	Beneficial Ownership	(1)	Stock Outstanding
FMR LLC
245 Summer St.
Boston, MA 02210	21,546,543	(2)	10.0%

The Vanguard Group, Inc.
100 Vanguard Blvd.
Malvern, PA 19355	15,673,905	(2)	7.3%

BlackRock, Inc.
40 East 52nd St.
New York, NY 10022	15,238,203	(2)	7.1%

Michael Balmuth	285,593	(3)	*
K. Gunnar Bjorklund	17,828	(4)	*
Michael J. Bush	93,869	(5)	*
Norman A. Ferber	11,012	(6)	*
Sharon D. Garrett	117,346	(7)	*
George P. Orban	2,811,668	(8)	1.3%
Lawrence S. Peiros	3,047	(9)	*
Gregory L. Quesnel	16,648	(10)	*
John G. Call	156,562	(11)	*
Barbara Rentler	393,114	(12)	*
Michael O’Sullivan	516,705	(13)	*
James S. Fassio	641,085	(14)	*
All executive officers (as defined by Rule 3b-7 of
the Securities and Exchange Act of 1934) and
directors as a group (15 persons, including the
executive officers and directors named above)	5,660,879	(15)	2.7%
____________________

*Less than 1%

(1)	To the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and the information contained in the footnotes to this table.

(2)	Information is as of December 31, 2013 and based on Schedule 13G and 13G/A filings made with the Securities and Exchange Commission.

(3)	Mr. Balmuth. Includes 150,673 Restricted Stock Units issued under the Company's 2008 Equity Incentive Plan, which Mr. Balmuth has the right to acquire within 60 days of March 1, 2014. Also includes 134,376 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.

(4)	Mr. Bjorklund. Includes 3,857 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(5)	Mr. Bush. Includes options to purchase 68,948 shares of the Company’s common stock exercisable within 60 days of March 1, 2014. Also includes 3,857 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(6)	Mr. Ferber. Includes 3,857 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(7)	Ms. Garrett. Includes options to purchase 68,948 shares of the Company’s common stock exercisable within 60 days of March 1, 2014. Also includes 3,857 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting. Also includes 42,126 shares held in the name of Sharon S. Garrett Living Trust.

(8)	Mr. Orban. Includes 2,191,827 shares held in the name of Orban Partners and 337,065 shares held indirectly by Mr. Orban for his minor children. Mr. Orban, a director of the Company, is a general partner and managing partner of Orban Partners. Also includes options to purchase 68,948 shares of the Company's common stock exercisable within 60 days of March 1, 2014, as well as 3,857 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(9)	Mr. Peiros. Consists of 3,047 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(10)	Mr. Quesnel. Includes 3,857 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(11)	Mr. Call. Includes options to purchase 68,000 shares of the Company's common stock exercisable within 60 days of March 1, 2014. Also includes 49,662 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting, as well as 5,964 shares of the Company’s common stock issued pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.

(12)	Ms. Rentler. Includes 335,284 shares of the Company's common stock that were granted under the Company's 2008 Equity Incentive Plan, which remain subject to vesting. Also includes 23,915 shares of the Company’s Common Stock issued pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.

(13)	Mr. O’Sullivan. Includes options to purchase 155,114 shares of the Company's common stock exercisable within 60 days of March 1, 2014. Also includes 301,277 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting, as well as 23,915 shares of the Company’s common stock issued pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.

(14)	Mr. Fassio. Includes options to purchase 155,114 shares of the Company's common stock exercisable within 60 days of March 1, 2014. Also includes 202,025 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting, as well as 23,915 shares of the Company’s common stock issued pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting. Includes 170,031 shares that are held in the name of the James S. Fassio Revocable Trust; also includes 90,000 shares that are held in the name of the James S. Fassio 2012 Dynasty Irrevocable Trust.

(15)	Includes 775,745 shares subject to outstanding options and restricted stock units held by directors and executive officers, which may be acquired within 60 days of March 1, 2014. Also includes 1,474,893 shares of the Company's common stock granted under the Company's 2008 Equity Incentive Plan that remain subject to vesting, as well as 119,546 shares of the Company’s Common Stock granted pursuant to Performance Share Awards under the 2008 Equity Incentive Plan, which remain subject to vesting.

PROPOSAL 1
ELECTION OF DIRECTORS

If elected, each nominee will hold office for a one-year term or until his or her successor is elected and qualified, unless he or she resigns or his or her office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee(s).

The terms of the eight current directors - Michael Balmuth, K. Gunnar Bjorklund, Michael J. Bush, Norman A. Ferber, Sharon D. Garrett, George P. Orban, Lawrence S. Peiros, and Gregory L. Quesnel - will expire on the date of the Annual Meeting. Accordingly, eight persons are to be elected to serve as directors on the Board of Directors of the Company (the "Board") at the meeting.

Vote Required and Board of Directors’ Recommendation

Approval by a majority of the votes cast by the holders of shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Incumbent directors who receive more votes in favor than votes against (or to withhold authority) will be reelected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors. As further discussed below, under the heading "Bylaws Provide Majority Voting Standard for Director Elections," our Bylaws provide that any incumbent director who fails to receive more votes in favor of election than votes against (or to withhold authority) in an uncontested director election will not be reelected and also must promptly tender his or her offer of resignation to the Board. At this Annual Meeting, the election of directors is uncontested.

The Board of Directors unanimously recommends that the stockholders vote FOR the eight director nominees listed below - Michael Balmuth, K. Gunnar Bjorklund, Michael J. Bush, Norman A. Ferber,
Sharon D. Garrett, George P. Orban, Lawrence S. Peiros, and Gregory L. Quesnel

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

The Certificate of Incorporation and the Bylaws of the Company provide that the number of members of the Board may be fixed from time to time exclusively by the Board. The Company has recently transitioned to a declassified Board, and all directors are to be re-elected annually. The Board currently consists of eight authorized members; there are currently no Board vacancies.

The Nominating and Corporate Governance Committee’s nominees for election by the stockholders to serve as members of the Board until the 2015 Annual Meeting of Stockholders are the eight incumbent directors.

The following table indicates the name, age (as of the Annual Meeting), business experience, principal occupation, and term of office of each nominee standing for election at the 2014 Annual Meeting.

Nominees for Election of Directors with Terms Expiring in 2015

			Director
	Principal Position	Age	Since
Michael Balmuth	Vice Chairman of the Board and Chief Executive Officer of the Company since 1996; President from 2005 to 2009; Executive Vice President, Merchandising from 1993 to 1996; Senior Vice President, Merchandising from 1989 to 1993. The Nominating and Corporate Governance Committee has noted Mr. Balmuth’s long history and extensive executive and merchandising experience with the Company.	63	1996

K. Gunnar Bjorklund	Managing Director, Sverica International, since 1991. Director, Corporate Strategic Planning for American Express Company, from 1987 to 1990; management consultant with McKinsey & Company from 1985 to 1987. The Nominating and Corporate Governance Committee has noted Mr. Bjorklund’s executive and consulting experience.	55	2003

Michael J. Bush

Member of the Board of Directors, NTN Buzztime, from 2009 to 2012, President and CEO from 2010 to 2012; Managing Member, B IV Investments, LLC since 2007; President and CEO, 3 Day Blinds, Inc., from 2007 to 2010, Member of the Board of Directors from March 2010 to September 2010; President and Chief Executive Officer, Anchor Blue Retail Group, from 2003 to 2007; President and Chief Executive Officer, Bally, North America, Inc. and member of the Board of Directors of Bally International AG from 2000 to 2002; Executive Vice President, Chief Operating Officer and Director of Movado, Inc. from 1995 to 2000; Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995. The Nominating and Corporate Governance Committee has noted Mr. Bush’s executive and retail experience.

		53	2001

Norman A. Ferber	Consultant to the Company since 1996; Chairman of the Board since 1993; Chief Executive Officer of the Company from 1988 to 1996; President from 1993 to 1996; Chief Operating Officer from 1987 to 1988. Prior to 1987, Mr. Ferber was Executive Vice President, Merchandising, Marketing, and Distribution of the Company. The Nominating and Corporate Governance Committee has noted Mr. Ferber’s long history and extensive executive and merchandising experience with the Company.	65	1987

Sharon D. Garrett

Management consultant, 2013 to present; Member of the Board of Directors, Scott’s Liquid Gold-Inc. since February 2014 (also member of the Audit and Compensation committees); Executive Vice President, Revenue Cycle Optimization, American Medical Response, Inc. from 2012 to 2013 and Senior Vice President, Reimbursement Services from 2007 to 2012; COO of PT Holdings from 2006 to 2007; Executive Vice President, Enterprise Services, PacifiCare Health Systems from 2002 to 2005; provided interim executive services for various companies from 2000 to 2002, including CEO of Zyan Communications from April to November 2000; Senior Vice President and Chief Information Officer of The Walt Disney Company from 1989 to 2000. The Nominating and Corporate Governance Committee has noted Ms. Garrett’s executive and operational experience.

		65	2000

George P. Orban	Managing partner of Orban Partners, a private investment company, since 1984. Chairman of the Board of Egghead.com, Inc. from 1997 to 2001, and Chief Executive Officer from 1997 to 1999. The Nominating and Corporate Governance Committee has noted Mr. Orban’s executive retail experience and his longstanding familiarity with the Company.	68	1982

Lawrence S. Peiros

Executive Vice President and Chief Operating Officer of The Clorox Company, from 2011 to March 2013; Executive Vice President and Chief Operating Officer - Clorox North America, from 2007 to 2011; Member of the Board of Directors, Annie’s, Inc., since March 2013 (also member of the Compensation (Chair) and Nominating and Corporate Governance committees); Member of the Board of Directors of Potlatch Corporation since 2003 (also member of the Executive Compensation and Personnel Policies (Chair) and Nominating and Corporate Governance committees). The Nominating and Corporate Governance Committee has noted Mr. Peiros’ executive and consumer product and brand experience.

		59	2013

Gregory L. Quesnel

Member of the Board of Directors, SYNNEX Corporation, since September 2005 (also member of the Audit (Chair) and Executive committees); Member of the Board of Directors, Potlatch Corporation since 2000 (also member of the Audit, Compensation, Finance (Chair), and Nominating and Corporate Governance committees); Chief Executive Officer and Member of the Board of Directors, Con-Way (CNF, Inc.), from 1997 to 2004, Executive Vice President and Chief Financial Officer from 1994 to 1997 (Senior Vice President and Chief Financial Officer from 1991 to 1994; prior executive and management positions from 1975 to 1991); prior finance roles with Evans Products Company and Chevron Corporation. The Nominating and Corporate Governance Committee has noted Mr. Quesnel’s executive and financial experience.

		65	2009

Biographical information concerning our executive officers is contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2014.

During fiscal 2013, the Board held five meetings. No incumbent member of the Board, while serving in such capacity, attended fewer than 75% of the total number of Board meetings and applicable committee meetings held during the year. The Board of Directors has determined that Ms. Garrett and Messrs. Bjorklund, Bush, Orban, Peiros, and Quesnel are each an independent director under the applicable corporate governance requirements of the listing rules of the NASDAQ Stock Market ("NASDAQ"). During the fiscal year, the independent directors held four meetings in executive session without management.

We have standing Audit, Compensation, and Nominating and Corporate Governance committees. The Board has adopted written charters for each of these committees, which are posted on the Company’s corporate website, www.rossstores.com in the "Investors" section under "Corporate Governance." The Board has also adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics that applies to all of our employees, officers, directors, and business partners. Both of these Codes also are posted on the Company’s website, as are the Company’s Corporate Governance Guidelines adopted by the Nominating and Corporate Governance Committee.

Board Leadership Structure, Risk Management, and Committees. Our Board has separated the roles of Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO"), and has appointed Norman A. Ferber to serve as Chairman. Mr. Ferber is not an employee or executive officer of the Company, but has been retained as a consultant to the Company since 1996. He was formerly the Company’s CEO from 1988 to 1996. Our current CEO, Michael Balmuth, has been designated Vice Chairman of the Board.

Our Board has determined that the current leadership structure is appropriate because it has worked effectively for many years. Our Board seeks to have both strong leadership as a Board and a strong CEO. Our experience has shown that separation of the roles of Chairman and of CEO can contribute to the effectiveness of both. However, for this structure to be most effective, it is key who fills each of those roles, and our Board believes that it is preferable for both people in these roles to have deep industry expertise and organizational familiarity with the Company. Mr. Ferber previously served as our CEO (from 1988 until 1996), which we believe contributes to the effectiveness of our current leadership structure. Effective June 1, 2014, Mr. Balmuth will become Executive Chairman and Mr. Ferber will become Chairman Emeritus. Consistent with the above approach, the new CEO is expected to be selected from the current senior executive team.

Effective for fiscal 2014, the Company has implemented a Lead Independent Director role, to serve as a liaison between the Chairman/CEO and independent directors and to rotate annually among the independent directors. For fiscal 2014, Mr. Orban will serve as the Lead Independent Director.

Our Board exercises oversight over our risk management activities and requests and receives reports from management, including direct presentations and reports made to our Board by officers with responsibility for risk management in various parts of our business. Our Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting to our Audit Committee, which in turn reports to the full Board on such matters as appropriate.

Audit Committee. The members of the Audit Committee during fiscal 2013 were Ms. Garrett and Messrs. Bush and Quesnel (Chair). Each of the members of the Audit Committee is independent as determined under the applicable corporate governance requirements of the NASDAQ listing rules. The Board has also determined that Ms. Garrett and Messrs. Bush and Quesnel are each "financially literate" and that Mr. Quesnel is considered to be an "audit committee financial expert" as those terms are defined in rules issued by the Securities and Exchange Commission. The functions of the Audit Committee include retaining the Company’s independent auditors, reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, oversight relating to the adequacy of the Company's accounting and financial controls, reviewing the Company’s critical accounting policies, oversight of the internal audit function, and reviewing and approving related party transactions. The Audit Committee held eight meetings during fiscal 2013. The functions and activities of the Audit Committee are further described below under the heading Board of Directors Audit Committee Report.

The Audit Committee also assists the Board in oversight of certain Company risks, particularly in the areas of internal controls, financial reporting, the internal audit function, and review of related party transactions.

Compensation Committee. The members of the Compensation Committee during fiscal 2013 were Messrs. Bjorklund, Orban (Chair), and Peiros, each of whom is independent as determined under the applicable corporate governance requirements of the NASDAQ listing rules. This committee held four meetings during fiscal 2013. The Compensation Committee serves to carry out the responsibilities of the Board relating to determining the compensation of the Company's executives, including the compensation of our CEO. This committee oversees and administers the policies and plans that govern the cash, equity and incentive compensation of executive officers and non-employee directors of the Company. This committee also is responsible for administering and establishing the terms, criteria and size of equity compensation grants under the Company's 2008 Equity Incentive Plan and cash bonuses under the Incentive Compensation Plan, and administering the Company’s Employee Stock Purchase Plan, 401(k) Plan and Nonqualified Deferred Compensation Plan. This committee is also tasked with assisting the Board in succession planning and development and retention of senior management talent, and helping to ensure leadership continuity and organizational strength to achieve the Company's short- and long-term goals.

As discussed in the Compensation Discussion and Analysis, the third party consultant retained by the Compensation Committee during fiscal 2013 to provide market data and advice on executive compensation matters, Exequity, LLP, is independent under the criteria provided in the applicable corporate governance requirements of the NASDAQ listing rules.

After review by the Compensation Committee and management regarding the Company’s compensation policies and practices with respect to risk-taking incentives and risk management, the Company does not believe that potential risks arising from its compensation policies or practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee during fiscal 2013 were Ms. Garrett and Messrs. Bjorklund, Bush, Orban, Peiros, and Quesnel. Each of the current members of the Nominating and Corporate Governance Committee is independent as determined under the applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations to the full Board concerning such candidates. This committee also provides oversight on general matters involving our corporate governance. This committee held two meetings during fiscal 2013. Effective for fiscal 2014, the Nominating and Corporate Governance Committee Chair role will be held by the person who holds the newly established Lead Independent Director role, which will rotate among independent directors. For fiscal 2014, Mr. Orban will serve as the Lead Independent Director and the Nominating and Corporate Governance Committee Chair.

Policy and Procedure for Director Nomination

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications, independence and skill of candidates for election to our Board of Directors. The Nominating and Corporate Governance Committee does not have a formal policy regarding Board diversity; however, this Committee seeks to promote a well-rounded Board, with a balance and diversity of skills and experience appropriate for the Company’s business. When there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee is responsible to review and evaluate candidates to fill such vacancy. This committee has a policy with regard to the assessment of director candidates, including candidates recommended by stockholders. This assessment generally will include consideration of criteria including those listed below:

(i)	personal and professional integrity, ethics, and values
(ii)	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment
(iii)	relevant business experience, at a senior management level, preferably in a retail or related industry
(iv)	experience as a board member of another publicly held company
(v)	academic expertise in an area of the Company’s operations
(vi)	practical and mature business judgment, including the ability to make independent analytical inquiries
(vii)	whether the nominee is "independent" for purposes of Securities and Exchange Commission rules and corporate governance requirements of the NASDAQ listing rules applicable to the Company
(viii)	potential conflicts of interest
(ix)	other qualifications and characteristics the Committee believes are pertinent

In considering candidates, the Nominating and Corporate Governance Committee evaluates qualified candidates for nomination to fill open seats on the Board of Directors and makes a recommendation to the full Board concerning such candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based on the same criteria that apply to candidates identified by a committee member. There are no specific, minimum qualifications formulated by the Nominating and Corporate Governance Committee that must be met by a potential nominee. The Nominating and Corporate Governance Committee believes that it is desirable for a majority of our directors to satisfy the definition of independence for purposes of the applicable corporate governance requirements of the NASDAQ listing rules, and for at least one director to possess the attributes necessary to be an "audit committee financial expert."

Any stockholder who wishes to recommend a director candidate must submit the recommendation in writing to us at our principal executive offices, addressed to the attention of the Nominating and Corporate Governance Committee, so that it is received no later than 120 calendar days before the one year anniversary of the mailing date of our prior year’s Proxy Statement sent to stockholders. A stockholder who recommends a person as a potential director candidate may be requested by the Nominating and Corporate Governance Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Bylaws Provide Majority Voting Standard for Director Elections

The Company’s Bylaws provide for a majority voting standard with respect to uncontested elections of directors. Under our current Bylaws, any director nominee in an uncontested election who receives more votes against election (including votes to "withhold authority") than votes in favor of election is not elected. In addition, any incumbent director who fails to receive majority approval from the stockholders must tender an offer of resignation to the Board within 14 days following certification of the stockholder vote. The Board then has authority to determine whether or not to accept the director’s offer of resignation. The Bylaws provide that the Nominating and Corporate Governance Committee (or another committee designated by the Board) will consider what action should be taken with respect to such offers of resignation, and will make a recommendation to the Board within 60 days following the certification of the stockholder vote. The Board is required to take action on the matter within 90 days following certification of the stockholder vote. Both the reviewing committee and the Board are authorized to consider all factors they believe to be relevant in determining whether or not to accept any resignation. Within five business days after reaching its decision, the Board is required to publicly disclose the decision, including, if applicable, the reasons for not accepting an offer of resignation.

Stockholder Communications with the Directors

The Board has adopted a process for stockholders to communicate with the Board and/or with individual directors. Stockholders may address such communications in writing to the Chairman of the Board, or to any individual director(s), c/o Ross Stores, Inc., 5130 Hacienda Drive, Dublin, CA 94568. Communications from stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are abusive, repetitive, in bad taste, or that present safety or security concerns may be handled differently. The Corporate Secretary may, at his or her discretion, not forward correspondence that is primarily commercial in nature or relating to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Corporate Secretary may, at his or her discretion, forward only representative correspondence.

Director Attendance at Annual Meeting

We typically schedule a Board meeting in conjunction with the Annual Meeting. We expect, but do not require, that all directors will attend the Annual Meeting, absent a valid reason such as an unavoidable scheduling conflict. All of the current members of the Board of Directors attended the 2013 Annual Meeting.

COMPENSATION OF DIRECTORS

The chart below summarizes all compensation earned by all persons serving on our Board of Directors for their services during fiscal 2013:

Director Compensation (Fiscal 2013)
	Fees Earned			All Other
	or Paid	Stock Awards	Option	Compensation	Total
Name	in Cash (1)	(2)	Awards	(3)	Compensation
Norman A. Ferber	$—	$125,054	$—	$1,601,400	$1,726,454
Michael Balmuth*	$—	$—	$—	$—	$—
K. Gunnar Bjorklund	$65,500	$125,054	$—	$—	$190,554
Michael J. Bush	$73,500	$125,054	$—	$—	$198,554
Sharon D. Garrett	$73,500	$125,054	$—	$—	$198,554
George P. Orban	$90,500	$125,054	$—	$—	$215,554
Lawrence S. Peiros	$61,500	$—	$—	$—	$61,500
Gregory L. Quesnel	$117,500	$125,054	$—	$—	$242,554
____________________

*	In fiscal 2013, Mr. Balmuth did not receive any separate compensation for his service as a member of the Board. Information regarding compensation for Mr. Balmuth is reflected in the Summary Compensation Table and the other tables and accompanying discussion.

(1)	In fiscal 2013, the Nominating and Corporate Governance Committee held one uncompensated meeting.

(2)	In fiscal 2013, directors were awarded an equity retainer fee in shares of restricted common stock in an amount with a value of $125,000. Stock award values are determined by multiplying the number of shares of restricted stock granted by the closing price of Ross Stores, Inc. common stock as reported on the NASDAQ Stock Market on the date of grant. For fiscal 2013, the amounts shown for Ms. Garrett and Messrs. Ferber, Bjorklund, Bush, Orban, and Quesnel reflect a restricted stock award of 1,918 shares granted on May 22, 2013. Mr. Peiros, who joined the Board in January 2013, will be eligible for the annual equity retainer in fiscal 2014. The outstanding equity awards held at fiscal year-end by non-employee directors and that remain subject to vesting were as follows:
	a.	Mr. Ferber: 3,857 shares of the Company's common stock.
	b.	Mr. Bjorklund: 3,857 shares of the Company's common stock.
	c.	Mr. Bush: 3,857 shares of the Company's common stock.
	d.	Ms. Garrett: 3,857 shares of the Company's common stock.
	e.	Mr. Orban: 3,857 shares of the Company's common stock.
	f.	Mr. Peiros: 3,047 shares of the Company's common stock.
	g.	Mr. Quesnel: 3,857 shares of the Company’s common stock.

(3)	All Other Compensation for Mr. Ferber consists primarily of amounts paid pursuant to his amended Consultancy Agreement and Retirement Benefits Package Agreement, as described below under the caption Other Compensation. The amount shown is comprised of fiscal 2013 consulting fees of $1,323,000; benefits valued at $97,406 paid under the terms of the Retirement Benefits Package Agreement (which includes executive medical, dental, vision and mental health insurance, health advisory services, group life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, estate planning, expense reimbursements and certain "matching contributions" (as that term is defined in the agreement)); income tax gross-up payments of $45,161; and administrative support inclusive of benefits valued at $135,833. The amount shown also includes the cost of home and office security systems and services that were covered by the Company. As noted in the Perquisites table and discussion on pages 27 and 28, occasionally directors and family members of executives or directors may join executives on Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table.

Standard Fee Arrangements and Restricted Stock Grant Formula

During the 2013 fiscal year, directors who were not employees of the Company ("non-employee directors") received an annual cash retainer of $50,000 (paid quarterly), plus $1,500 for attendance at each Board meeting, $2,000 for attendance at each meeting of the Audit Committee or Compensation Committee of the Board, and $1,000 for attendance at each meeting of the Nominating and Corporate Governance Committee. The Chairman of the Audit Committee (Mr. Quesnel) and the Chairman of the Compensation Committee (Mr. Orban) received additional annual retainers (paid quarterly) of $44,000 and $25,000, respectively. During the fiscal year, the non-employee directors (other than Mr. Peiros, who received an initial equity grant based on a grant date value of $180,000 in January 2013), also received an annual equity retainer in the form of a grant of restricted shares of common stock with a grant date value of $125,000. Mr. Peiros will be eligible for the annual grant in fiscal 2014.

The Compensation Committee determines the value and form of director equity awards on an annual basis, including any equity awards for newly-appointed non-employee directors. The practice is to grant annual awards on the date of the annual stockholder meeting. As indicated above, in fiscal 2013 incumbent directors (except for Mr. Peiros) were awarded an annual equity retainer in the form of a grant of restricted shares of common stock with a grant date value of $125,000. These awards vest in equal annual installments over a three-year period. The 2008 Equity Incentive Plan limits annual restricted stock grants to incumbent directors to 10,000 shares and grants to newly-appointed directors to 24,000 shares.

Other Compensation

Mr. Ferber receives compensation for his services pursuant to an Independent Contractor Consultancy Agreement ("Consultancy Agreement") with the Company that was most recently amended effective January 30, 2012. The agreement currently extends through May 31, 2016 ("Expiration Date"). Under the current agreement, while he serves as a consultant to the Company Mr. Ferber will receive a consulting fee of $1,323,000 annually, paid in monthly installments; he has voluntarily declined the annual cash retainer and meeting fees otherwise payable to non-employee directors. Mr. Ferber continues to receive the standard annual equity retainer, in the form of restricted stock, under the Company’s 2008 Equity Incentive Plan. The Consultancy Agreement will terminate in the event of Mr. Ferber’s death, and provides for the Company to reimburse Mr. Ferber (grossed-up for taxes) for estimated premiums, from 2006 through the Expiration Date, on a group life insurance policy for Mr. Ferber and his spouse with a death benefit of $2,000,000.

In the event there is a change in control of the Company, Mr. Ferber would be entitled to continued payment of his then current consulting fee through the Expiration Date or any extension thereof. In the event that Mr. Ferber provides consulting services in connection with a change in control, he will receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Expiration Date or any extension thereof. Further, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

In addition, the Company has entered into a Retirement Benefits Package Agreement ("Benefits Agreement") with Mr. Ferber, most recently amended effective January 30, 2012, which provides that until the death of both Mr. Ferber and his spouse, Mr. Ferber and his immediate family (his spouse and his children under 21, or over 21 if living at home or in college) shall be entitled to continue to participate in (at no cost to them) the following Ross employee benefit plans in which Mr. Ferber now participates: executive medical, dental, vision and mental health insurance; health advisory services; group life insurance; accidental death and dismemberment insurance; business travel insurance; group excess personal liability; and matching of Mr. Ferber’s 401(k) (or payment of an equivalent amount). The Company may not make any changes in such plans or arrangements that would adversely affect Mr. Ferber’s rights or benefits under the Benefits Agreement, unless such change occurs pursuant to a program applicable to all senior executives (including our CEO) and does not result in a proportionately greater reduction in the rights of, and benefits to, Mr. Ferber as compared with any other senior executive of the Company. The medical, dental and vision benefits will be provided at the greater of a specified level of coverage provided to Mr. Ferber in 2012 or the level of coverage provided to our CEO. Until Mr. Ferber’s death, he will also be reimbursed (grossed-up for taxes) for estate planning fees or expenses incurred by Mr. Ferber up to the maximum annual reimbursement equal to that provided to the CEO (but not less than $20,000). Mr. Ferber will also be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees.

Under the Benefits Agreement, on termination of Mr. Ferber’s consultancy with the Company (other than for Mr. Ferber’s death) the Company will pay Mr. Ferber $75,000 per year for a period of 10 years. If, as a result of Mr. Ferber’s status as a consultant to the Company, he becomes ineligible to participate in any of the Company’s employee benefit plans, the payments made under the Benefits Agreement will increase to enable Mr. Ferber to procure (to the extent available) such benefits at no additional after-tax cost to him. In addition, the Company has agreed to provide administrative support for Mr. Ferber as long as he serves as a member of the Company’s Board. Mr. Ferber and his immediate family are also entitled to Company associate discount cards until Mr. Ferber’s death.

PROPOSAL 2
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board is asking our stockholders to vote, on an advisory basis, on the compensation of our Named Executive Officers ("NEOs") as described in this Proxy Statement. This annual proposal, commonly known as a "Say on Pay" proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program.

Board of Directors’ Recommendation and Vote Required

Our executive compensation program has been designed to align our executive officers’ compensation with the short-term and long-term strategic goals of the Company and the interests of our stockholders, recognize individual performance and contributions, and assist us in attracting, motivating, and retaining a strong leadership team. The underlying philosophy of our program has not changed since 1982. We believe that it has been a key reason historically that we have been able to recruit and retain outstanding executives, and achieve exceptional rates of stockholder return over the long time horizons. Having management stability and smart people who know our business are critical to our success. Our five NEOs have been with the Company for a combined total of 102 years, with an average tenure of 20 years. Over the last 10 years, our average annual total shareholder return has been 19%, and our average annual rate of return on equity has been 35%. We have also returned $3.1 billion to shareholders through annual share repurchases during that time.

At last year’s Annual Meeting, our stockholders voted more than 98% in favor of the advisory approval. We believe our program continues to be effective.

A substantial majority of the compensation awarded to our NEOs or realizable by them is linked to Company profit performance and to the value of our common shares. Base salaries generally account for 25% or less of each NEO's total compensation.

As further described below under the heading "Executive Compensation - Compensation Discussion and Analysis," which we encourage you to review, highlights of our executive compensation program include the following:

  Annual Cash Incentive: This portion of compensation is completely at risk due to the performance-based structure of our Incentive Compensation Plan. The amount of the annual bonus awards paid under our Incentive Compensation Plan will vary significantly based on the Company's degree of success in the achievement of pre-tax profit (adjusted pre-tax earnings) targets established in advance by our Compensation Committee.
  Performance Share Awards: Unlike the Incentive Compensation Plan, which pays out bonuses entirely on an annual basis, a portion of the performance shares, once earned based on performance achieved in a given year, are then subject to further vesting based on continued service to the Company over a two-year period. We believe this framework encourages executive retention and further strengthens the incentive to produce long-term value for our shareholders by working to increase the share price over a multi-year time horizon.
  Restricted Stock Awards: Restricted stock awards granted to our NEOs vest in large increments after a minimum of three years and typically over five years of service (so-called "cliff" vesting). We believe that the value of these awards and their extended vesting period provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long-term. We believe these long-term equity awards are extremely important to aligning the financial interests of our NEOs with those of our stockholders. They expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. Our focus on full value awards is also intended to manage overall compensation expense and to mitigate the impact of dilution under the Company’s equity plans.

The Board and Compensation Committee believe that our executive compensation program is well-designed, appropriately aligns the compensation of our NEOs with our performance objectives, and incentivizes strong individual performance. Accordingly, the Board recommends that our stockholders vote in favor of the following resolution at the 2014 Annual Meeting of Stockholders:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Ross Stores, Inc. NEOs, as disclosed in the Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Although this vote is advisory and is not binding on the Board, the Compensation Committee, or the Company, we value the input and views of our stockholders. The Compensation Committee will review the outcome of the vote when considering future executive compensation policies and decisions.

This proposal to approve our executive compensation, on an advisory basis, will be approved if the number of shares voted FOR exceeds the number of shares voted AGAINST. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of our executive compensation.

PROPOSAL 3
RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") as the independent registered public accounting firm for the Company for the fiscal year ending January 31, 2015. It is anticipated that a representative of Deloitte will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively by holders of shares of common stock present or represented by proxy at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board, however, is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified by our stockholders, the Audit Committee at their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls, and the independence and performance of both its internal and independent auditors. The Audit Committee is also responsible for the selection and engagement of the Company’s independent auditors. The Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. This charter is available on the Company’s website, www.rossstores.com, under "Corporate Governance," in the "Investors" section. Each Committee member is independent as defined by the applicable corporate governance requirements of the NASDAQ listing rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held eight meetings during fiscal 2013. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the Company’s independent registered public accounting firm, Deloitte. We discussed with representatives of the Company’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended February 1, 2014 with management and Deloitte.

We also discussed with the independent auditors matters required to be discussed with audit committees under standards published by the Public Company Accounting Oversight Board ("PCAOB"), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and other required communications with audit committees.

In addition, the Audit Committee discussed with Deloitte their independence from management and the Company, including matters in the written disclosures required by PCAOB Ethics and Independence Rule 3256 ("Communications with Audit Committees Concerning Independence"). When considering Deloitte’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended February 1, 2014 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015, and are requesting that our stockholders ratify this appointment.

Summary of Audit, Audit-Related, Tax, and All Other Fees

The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of Deloitte. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and report on same at the following regularly scheduled meeting.

The following table summarizes the aggregate billings by Deloitte for professional services to the Company rendered during fiscal 2013 and 2012.

Fees	Fiscal Year 2013	Fiscal Year 2012
Audit Fees	$1,255,000	$1,191,000
Audit-Related Fees	107,000	116,000
Tax Fees
Tax Compliance Fees	285,000	270,000
Other Tax Services	54,000	34,000
All Other Fees	—	—
Total Fees	$1,701,000	$1,611,000

Audit Fees in fiscal 2013 and 2012 included fees related to the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in Quarterly Reports on Form 10-Q and Sarbanes-Oxley compliance services. Audit-Related Fees were for consultation on accounting standards or transactions, audits of employee benefit plans, and Sarbanes-Oxley services. Tax Fees were for tax-related services, consisting of compliance services (i.e., review of the Company’s tax returns and other tax compliance matters) and other tax services. All of the services reflected in the table were pre-approved by the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

Gregory L. Quesnel, Chairman
Michael J. Bush
Sharon D. Garrett

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We operate two brands in the challenging off-price apparel and home goods sector -- Ross Dress for Less, the largest off-price apparel and home fashion chain in the United States, and dd's DISCOUNTS. To effectively compete in this environment, we need to attract and retain an executive leadership team with the necessary expertise and experience to successfully execute our off-price strategies in all facets of our operations. Having management stability and smart people who know our business are critical to our success. Our five NEOs have been with the Company for a combined total of 102 years, with an average tenure of 20 years. Over the last 10 years our average annual total shareholder return has been 19%, and our average annual rate of return on equity has been 35%. We have also returned $3.1 billion to shareholders through annual share repurchases during that time.

The Compensation Committee reviews our executive compensation practices annually. The Company recently:

  Approved and updated a long-term succession plan that included a new employment agreement with the CEO extending through 2016.
  Formalized the process used to evaluate risks associated with our compensation programs.
  Eliminated single trigger equity acceleration upon change in control for all new executive employment agreements and equity awards.

Our executive compensation approach and philosophy has been consistent for many years. We believe our executive compensation philosophy and objectives are working well and are in alignment with the interests of our stockholders. At the 2013 Annual Meeting, our stockholders expressed approval of the compensation of our NEOs, with more than 98% voting in favor of our say-on-pay proposal. As a result, the Compensation Committee continued our approach and philosophy in determining executive compensation.

Compensation Philosophy and Objectives

We believe in strongly aligning executive compensation with stockholder interests by linking significant elements of the compensation package directly to stock value. Retention is also an important objective of our programs, as we believe that the Company’s growth and improvements in year over year performance are directly related to the consistent efforts of our executive leadership team. Our executive compensation program is designed to:

  Attract, motivate, and retain a strong leadership team to create and sustain our business success in the challenging off-price apparel and home goods market.
  Reinforce our high-performance culture and values through programs focused on clarity and accountability that are also levered to deliver above-market compensation opportunities for superior performance and results.
  Create alignment of interests between the executive leadership team and stockholders, with a focus on longer-term stockholder value creation.
  Differentiate executive pay to recognize critical skills, contributions, and the current and future potential impact on the organization’s success.

We achieve these objectives through the following three primary components of our compensation programs:

  Base Salary: A fixed cash compensation amount that is competitive within the markets in which we compete for executive talent. Base salaries generally account for 25% or less of each NEO's total compensation.
  Annual Cash Incentive: A short-term cash incentive compensation plan with payout levels based on degree of achievement of a pre-established performance goal. The "Incentive Compensation Plan" is designed to focus the entire executive team on a shared annual Company performance goal.

  Long-Term Equity Incentives: The greatest emphasis among the three components is placed on long-term incentives in order to align our management team with achievement of increasing long-term stockholder value. Equity-based compensation takes two forms -- performance share awards and restricted stock awards, which are subject to performance-based and/or service-based vesting requirements.

We do not provide pensions or supplemental retirement plans, and in fiscal 2013 our NEOs did not receive any Company matching contributions under our deferred compensation plan.

Oversight of the Executive Compensation Program

The Compensation Committee

The Compensation Committee (the "Committee") serves to carry out the responsibilities of the Board relating to compensation of our executive officers, including the compensation of our CEO. The Committee is comprised of three independent directors, George P. Orban (Chair), K. Gunnar Bjorklund, and Lawrence S. Peiros. All three Committee members meet the independence requirements of the NASDAQ listing rules, the Securities and Exchange Commission rules relating to the grant of equity compensation, and Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee operates under a written charter which the Committee reviews periodically and is approved by the full Board of Directors.

Consultants and Advisors

The Committee has the sole authority under its Charter to retain and terminate consultants or advisors to assist the Committee. For fiscal 2013, the Committee retained an independent compensation consulting firm, Exequity, LLP (the "Consultant") to assist the Committee in its review of executive and CEO compensation structure and strategy. The Consultant attended select meetings at the invitation of the Committee, assisted the Committee with analyzing competitive peer company market data and relevant information relating to the Company’s compensation programs, and reported to the Committee in regard to market trends and technical developments. In addition, members of our management team keep abreast of developments in compensation and benefits matters and participate in the gathering and presentation of data related to these matters as requested by the Committee.

Role of Management and CEO in the Compensation Process

Our CEO provides compensation recommendations regarding each NEO, other than for himself, to the Committee each year. The Committee reviews each element of compensation for each NEO.

The CEO is not involved in the process for setting his own compensation. The Committee establishes the CEO’s compensation based on a thorough review of the CEO’s performance that includes: (i) an objective assessment against agreed-upon metrics set by the Committee; (ii) an analysis showing past compensation and projected future compensation; and (iii) a self-evaluation by the CEO that the Committee discusses with the independent directors and that is based on the annual statement of CEO objectives prepared at the beginning of the fiscal year. The CEO’s total direct compensation package is reviewed annually by the Committee, which then presents its recommendation to the other independent directors for review and comment. After this process, the Committee then makes the final determinations on compensation for the CEO.

Comparative Framework

Peer group data is one of a number of factors considered in determining compensation levels and packages for our NEOs. However, true analogs to Ross are difficult to find in the traditional retail apparel sector. Although the Committee considers the compensation practices of peer companies, it does not make any determinations or changes in compensation in reaction to the market data alone, and does not target compensation to a specific point or range within any peer group. In addition to reviewing compensation practices, the Committee also evaluates the financial and operating performance of the peer group companies over one, three, five and ten-year timeframes to gauge the Company’s comparative performance with a clear focus on the longer-term.

The Committee annually reviews the companies included in the peer group and may change peer group composition as deemed appropriate. For fiscal 2013, these companies consisted of:

ANN INC.	Ascena Retail Group, Inc.	Bed Bath & Beyond, Inc.	Big Lots, Inc.
Chico’s FAS, Inc.	The Children’s Place	Dillard’s, Inc.	Dollar Tree, Inc.
Retail Stores, Inc.
Family Dollar Stores,	Fifth and Pacific	Foot Locker, Inc.	The Gap, Inc.
Inc.	Companies, Inc.
The Jones Group, Inc.	Kohl’s Corporation	L Brands	Nordstrom, Inc.
Office Depot, Inc.	PetSmart, Inc.	Staples, Inc.	Stein Mart, Inc.
The TJX Companies,	Williams-Sonoma, Inc.
Inc.

The peer companies considered most relevant can vary for each of the executive positions. During 2013, the Committee and management also considered compensation survey data from the Hay Group 2012 Retail Executive and Management Total Remuneration Report.

Setting Performance Metrics for Incentive Compensation

Each year, the Committee annually reviews and establishes the performance metrics used for the Incentive Compensation Plan and for the performance share award component of our long-term incentive program, both of which are described in more detail below. The philosophy embraced by the Committee has not changed significantly since 1982 -- it emphasizes consistency, simplicity and alignment across the management team. For fiscal 2013, the Committee again established adjusted pre-tax earnings as the performance metric for both the Incentive Compensation Plan and performance share awards. The Committee selected adjusted pre-tax earnings because the Committee believes that measure to be the key driver of stockholder value in the Company’s business.

Additionally the Committee believes adjusted pre-tax earnings:

  is simple and objectively measured;
  emphasizes controlling cost and increasing profit; and
  aligns the interests of the executives with stockholders.

The Committee chose to establish the same performance metrics for both short-term and long-term incentive compensation because it believes that adjusted pre-tax earnings is the most significant measure of Company performance and the management team performs better when it is focused on reinforced, well understood metrics rather than dividing its efforts among a number of metrics or goals that vary by individual.

"Adjusted pre-tax earnings" is defined as the earnings before taxes as reported in the Company’s consolidated statement of earnings for the fiscal year coinciding with the performance period, adjusted to exclude the reduction in earnings resulting from the accrual of compensation expense for annual incentive awards and performance share awards granted with respect to the performance period. The adjusted pre-tax earnings target is determined annually and in a manner consistent with the Company’s five-year planning process, its annual budget process and its long-term earnings per share growth objective. For fiscal 2013, the adjusted pre-tax earnings target was an amount that would generate earnings per share growth in line with these short- and long-term objectives.

Components of the Executive Compensation Program

Base Salary

NEO base salaries are reviewed on an annual basis, and at the time of a contract renewal, promotion, or other change in responsibilities. Base salary for executives are determined after considering the following factors: experience, expertise, expected future contributions, criticality to the Company, individual performance, salary history prior to joining the Company, and the need to be competitive in the labor market.

In March 2013, at the time that the Company conducted its annual salary review cycle for all executive officers, the Committee approved the following salary increases: Mr. Balmuth, 2.4%; Ms. Rentler, 2.4%; Mr. O’Sullivan, 2.6%; Mr. Fassio, 2.4%; and Mr. Call, 4.0%. In May 2013, the Committee approved a 12% base pay adjustment for Mr. Call.

Annual Cash Incentive

The "Incentive Compensation Plan" is an annual cash incentive program designed to align a meaningful portion of each NEO's current cash compensation with the Company’s annual performance objectives by encouraging NEOs to focus on exceeding the established adjusted pre-tax earnings goals and then share in the financial benefits of meeting and exceeding those goals. Having the same goals and incentive program for all of the officers serves to align the entire senior leadership team.

The terms of the annual cash incentive program are established by the Committee in the first quarter of the fiscal year. A payout is made after the Company’s financial results for the fiscal year are announced and the Committee verifies the level of actual performance compared to the annual performance goals. This portion of compensation is completely at risk.

The Incentive Compensation Plan target award amounts vary among the executives based on (i) annual cash incentive compensation target levels for similar positions at peer companies and (ii) each executive’s scope of responsibilities, performance and criticality to the Company.

For fiscal 2013, the amount payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 20, 2013. The amount payable to the NEO is 100% formula driven, based on the Company’s results against target and the Committee does not make individual adjustments based on subjective factors. When actual results exceed or fall below the target, the actual payout is proportionally increased or decreased from the target award. For 2013, the adjusted pre-tax earnings target and incentive award payout formula was:

FY 2013 Adjusted
Pre-Tax Earnings	Percent of Earnings Target	Percent of Target Bonus Paid
	<85%	—%
$ 1,157,706,133	85%	50%
$ 1,362,007,215	100%	100%
$ 1,430,107,576	105%	140%
$ 1,498,207,937	110%	165%
$ 1,566,308,297	115%	185%
$ 1,634,408,658	120%	200%

The payout line is linear between the points shown above. In fiscal 2013, the Company achieved a level of adjusted pre-tax earnings above the target, resulting in the payout of 141.5% of the target award (see Grants of Plan-Based Awards Table on page 29).

Long-Term Equity Incentives

The objectives of the long-term equity incentive grants are to (1) align the financial interests of our NEOs with the interests of our stockholders by providing incentives that focus NEO attention on the successful longer-term strategic management of the business; (2) attract, motivate and retain a high-performing group of NEOs, and (3) minimize stockholder dilution.

NEOs are granted long-term equity incentives in the form of restricted stock awards and performance share awards. The two forms of equity awards encourage retention and reward NEO performance in different ways. Restricted stock awards and performance shares are both affected by all stock price changes, so the value to the NEO is changed by both decreases and increases in share price.

Restricted Stock Awards: Restricted stock awards granted to our NEOs vest in large increments typically over five years (so-called "cliff" vesting). We believe that the value of these awards and their extended vesting period provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long-term, and align the financial interests of our NEOs with those of our stockholders. We believe these long-term equity awards are extremely important to aligning the financial interests of our NEOs with those of our stockholders. They expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. The determination of the value of the restricted stock awards granted to our NEOs is based on the Committee's assessment of the individual’s prior and outstanding awards, the vesting schedule of such outstanding awards, and a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

Performance Share Awards: This portion of compensation is completely at risk due to the performance-based structure of our performance share awards. The number of shares earned under our performance awards will vary significantly based on the Company's degree of success in the achievement of pre-established pre-tax profit (adjusted pre-tax earnings) targets. A portion of the performance shares, once earned, are then subject to further vesting based on continued service to the Company over the next two years. We believe this framework encourages retention and further strengthens the incentive to produce long-term value for our shareholders by working to increase the share price over a multi-year time horizon.

CEO Equity Awards

The Committee believes that the CEO’s off-price retail skills, familiarity with the Company, and leadership expertise are critical to the continued success of the Company. In addition, the Committee’s strong belief is that continuity of leadership at the CEO level has been a key driver of the Company’s successful long-term performance. Therefore, the Committee pays significant attention to creating long-term equity incentives in structuring compensation packages for our CEO, with performance and retention over the longer-term being the biggest considerations.

Equity grants to our CEO, consisting of performance share awards and restricted stock awards, have generally been linked to a three-year vesting schedule. The Committee believes the vesting schedule of the equity awards enhances the retentive value of the awards and strengthens the CEO’s focus on maximizing the longer-term financial performance and market value of the Company.

For fiscal 2013, the CEO equity grant consisted of performance share awards.

The performance share award was granted in March 2013 and has a performance period of one year with a performance goal based on an annual adjusted pre-tax earnings target (the same performance period and performance goal as other NEOs receiving performance share awards). The performance shares earned will vest on March 24, 2016.

NEO (other than the CEO) Equity Awards

Each NEO received a restricted stock award in fiscal 2013. The value of the restricted stock awards made to our NEOs is based on the individual’s prior and outstanding awards, the vesting of such awards, as well as a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

In addition, each NEO was granted a performance share award in fiscal 2013. Performance share awards are rights to receive shares of Ross common stock on a specified date if the Company attains a predetermined performance goal. Shares issued upon attaining the performance goal are subject to a separate, time-based vesting schedule conditioned on continual service by the recipient (performance shares granted in fiscal 2013 vest over a three-year period beginning on the date of grant as follows: 30% on March 24, 2014; 30% on March 24, 2015; and 40% on March 24, 2016). The size of the performance share award varied by executive position and was based on a target dollar value of the award divided by the stock price on the date of grant. As noted above, adjusted pre-tax earnings was chosen by the Committee as the performance measurement for the performance share awards. The actual number of performance shares earned for fiscal 2013 was determined based on Company performance measured over a one-year period against the predetermined performance goals as follows:

		Percent of Target Performance
FY 2013 Adjusted Pre-Tax	Percent of Earnings Target	Shares Issued as Common
Earnings	Achieved	Shares
	<90%	—%
$ 1,225,806,494	90%	67%
$ 1,362,007,215	100%	100%
$ 1,634,408,658	120%	200%

The payout line is linear between the points shown above. In fiscal 2013, the Company attained a level of achievement relative to the target which resulted in the payout of 126.5% of the target award, issued in shares or units on March 24, 2014 and thereafter subject to the vesting schedule from the date of grant. The table below provides the threshold, target, and maximum performance amounts and the number of shares actually earned:

						FY 2013
						Value of
	Value of					Performance
	Target				FY 2013	Shares
	Performance				Performance	Issued as
	Share Award	Threshold	Target	Maximum	Shares	Common
	at Grant	Number of	Number of	Number of	Issued as	Stock
	(March 20,	Performance	Performance	Performance	Common	(March 24,
NEO	2013)	Shares	Shares	Shares	Stock	2014)
Balmuth	$3,000,000	35,625	53,410	106,820	67,564	$4,951,766
Call	$200,000	2,376	3,561	7,122	4,505	$330,171
Rentler	$600,000	7,125	10,682	21,364	13,513	$990,368
O'Sullivan	$600,000	7,125	10,682	21,364	13,513	$990,368
Fassio	$600,000	7,125	10,682	21,364	13,513	$990,368

Grant Date Policy

We issue equity awards in the form of performance share awards and restricted stock on the executive officer’s or associate’s hire date, promotion date, contract renewal date or as part of the Company’s annual performance review process conducted in March of each year. We review the performance and compensation for the majority of our executive officers and associates annually at that time. The Company approves all executive officer equity grants for issuance on or after the approval date. We do not time grant dates based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. Our Board and Committee also have delegated authority to the CEO to grant equity awards to newly hired employees and/or employees who receive promotions outside of the normal annual focal review process for associates who are below the executive officer level.

Defined Contribution and Deferred Compensation Plans

Executive officers are eligible to participate in the Company’s 401(k) Plan. The Company provides a matching contribution of up to 4% of base salary (up to IRS limits) to contributing associates with more than six months of service. Participants have the ability to choose from a variety of investment options under the 401(k) Plan.

In addition, under the terms of the Company’s Non-Qualified Deferred Compensation Plan (the "NQDC Plan"), all executive officers are eligible to defer up to 100% of their base salary and up to 100% of their annual incentive bonus earned during the year. The executive can then choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after the executive officer’s termination from the Company, at which time the aggregate balance in the executive’s NQDC Plan account pays out either in a lump sum or in annual installments over a period up to a maximum of ten years.

Executive officers are eligible for a Company match for their NQDC Plan contributions to the extent that the executive officers did not receive the full Company match to which employees are eligible under the Company’s 401(k) Plan. In fiscal 2013, none of the NEOs received such a match (see table regarding NEO participation in the NQDC Plan for 2013 on page 34).

Employment Agreements

All NEOs have entered into employment agreements with the Company (see discussion of NEO contract terms and severance benefits on page 28 and pages 39 through 40).

We believe these employment agreements benefit both the NEOs and the Company as they allow our executives to focus on their responsibilities and objectives without concern for their employment security in the event of a termination or change in control. All employment agreements, both for the CEO and for all other executive officers, provide for severance benefits in certain situations.

We also believe that these employment agreements are an effective retention tool for executives while providing protection for the Company. The agreements reaffirm protection of our confidential information and trade secrets, as well as post-termination restrictions on recruiting our current associates. These agreements also include limitations on the executive accepting post-termination employment with certain competitors (see further discussion under "Potential Payments upon Termination or Change in Control," on pages 35 through 40).

For fiscal year 2014, the Committee has modified executive employment agreements to eliminate the single trigger equity acceleration upon a change in control for all new employment agreements.

Tax and Accounting-Related Matters

We maintain a mix of executive compensation programs, some of which are performance-based and others of which are time-based to create a strong retention tool for key executives. The Compensation Committee has reviewed the deductibility of the Company's executive compensation elements in light of the current tax law. We believe that compensation resulting from previously granted stock options will be fully deductible when an option is exercised. We also believe that payments under the Incentive Compensation Plan and under performance-based equity awards will be fully deductible. Salary, sign-on bonuses, guaranteed bonuses and certain other cash compensation costs related to the Company's NEOs may not be fully deductible pursuant to Section 162(m) of the Internal Revenue Code ("Section 162(m)") to the extent that, when added to other non-exempt compensation for each particular executive, the total exceeds $1 million. Restricted stock awards with purely time-based vesting also do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the share value upon vesting, when added to other non-exempt compensation for a particular executive, exceeds the $1 million limit in any tax year.

Additional Executive Compensation Policies

Director and Officer Stock Ownership Guidelines. We maintain director and officer stock ownership guidelines, intended to further encourage the investment by our directors and Section 16 executive officers in the success of the Company and to promote a long-term perspective in managing the Company.

Our formal stock ownership requirements for directors and executive officers are as follows:

Position	Minimum Ownership Requirements (Dollar Value of Shares)
Directors	3 x Authorized Base Annual Cash Retainer Compensation
Chief Executive Officer	4 x Base Salary
President and Group EVP	3 x Base Salary
EVP	2 x Base Salary
GSVP and SVP	1 x Base Salary

Directors and executive officers have five years to initially meet the stock ownership requirements. All shares owned outright, shares owned jointly or separately by a spouse or dependents, shares held in a trust for the economic benefit of the executive or their family, unvested restricted stock and vested stock options are taken into consideration in determining compliance with these ownership guidelines. The value of stock options for this purpose is the excess of the market price of the underlying stock over the exercise price.

It is expected that individuals who have not yet achieved the stock ownership level provided by these guidelines will make steady progress towards meeting such level. The Nominating and Corporate Governance Committee is responsible for interpreting and administering these stock ownership guidelines. These stock ownership guidelines are subject to modification from time-to-time.

As of February 1, 2014, all five NEOs, and all non-employee Board members, met the stock ownership goals applicable to them.

Recoupment and Adjustments to Awards. Subject to the discretion and approval of the Board, the Company may require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to a senior executive of the Company, where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; (b) the Board determines that the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company may seek to recover the individual executive’s entire annual bonus or any gain received from the award within the relevant period, plus a reasonable rate of interest.

Rule 10b5-1 Trading Plans. We allow for the use of Rule 10b5-1 trading plans by our executives, which provide for pre-established plans for selling shares of Company common stock. At the present time, our CEO has a Rule 10b5-1 trading plan in place.

Procedures and Guidelines Governing Securities Trades. The Company maintains a trading policy for all of its directors, officers and other designated employees. Among its other provisions, this policy prohibits hedging and pledging of shares, as well as trades by this defined group of individuals in any publicly traded options or other "derivative securities," including puts, calls, straddles or other combinations, regarding Company securities, short sales or sales "against the box" of Company securities, or the ownership, acquisition or sale of Company securities in or through a margin account.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Ross Stores, Inc. have reviewed and discussed the above Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

George P. Orban, Chairman
K. Gunnar Bjorklund
Lawrence S. Peiros

SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation earned for the 2013, 2012, and 2011 fiscal years by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, collectively referred to as the Named Executive Officers.

Summary Compensation Table (Fiscal 2013)
					Non-Equity
					Incentive
					Plan	All Other
					Compen-	Compen-
			Bonus	Stock	sation	sation
Name & Principal Position	Year	Salary	(1)	Awards (2)	(3)	(4)	Total
Michael Balmuth	2013	$1,299,837	$—	$3,000,040	$1,844,576	$86,573	$6,231,026
Vice Chairman &	2012	$1,238,024	$—	$7,000,078	$2,145,785	$177,941	$10,561,828
Chief Executive Officer	2011	$1,203,114	$—	$8,500,014	$2,224,032	$99,580	$12,026,740
John G. Call	2013	$683,655	$—	$1,225,079	$598,995	$66,498	$2,574,227
Group Senior Vice President &	2012	$601,363	$—	$600,071	$626,604	$65,587	$1,893,625
Chief Financial Officer *	2011	$529,863	$—	$400,102	$538,517	$50,777	$1,519,259
Barbara Rentler	2013	$1,061,047	$—	$2,400,032	$1,279,933	$87,701	$4,828,713
President &	2012	$1,017,163	$—	$2,100,048	$1,498,599	$75,593	$4,691,403
Chief Merchandising Officer	2011	$992,552	$—	$1,800,044	$1,559,785	$82,304	$4,434,685
Michael O'Sullivan	2013	$920,874	$—	$2,400,032	$1,111,039	$60,869	$4,492,814
President &	2012	$892,575	$—	$1,800,057	$1,315,053	$54,084	$4,061,769
Chief Operating Officer	2011	$863,584	$—	$1,600,062	$1,356,408	$54,776	$3,874,830
James S. Fassio	2013	$879,216	$100,000	$1,900,063	$1,060,634	$103,648	$4,043,561
President &	2012	$838,448	$—	$1,600,082	$1,235,184	$97,791	$3,771,505
Chief Development Officer	2011	$830,668	$—	$1,400,081	$1,306,807	$100,036	$3,637,592
____________________

*	Effective February 2, 2014, Senior Vice President Michael Hartshorn was appointed as the Company's Chief Financial Officer. Mr. Call remains Executive Vice President, Finance and Legal, and the Company's Corporate Secretary.
(1)	Represents a bonus paid to Mr. Fassio outside of the Incentive Compensation Plan in March 2014 for fiscal 2013.
(2)	Stock award values reflect the grant date fair value of awards computed in accordance with stock-based compensation accounting rules. Values for awards subject to performance conditions ("performance share awards") are computed based on the probable outcome of the performance condition as of the grant date of the award. For performance share awards granted in fiscal 2013, the maximum possible payout for each NEO was 200% of the target value, as follows:
	a.	Mr. Balmuth: $6,000,079
	b.	Mr. Call: $400,043
	c.	Ms. Rentler: $1,200,016
	d.	Mr. O’Sullivan: $1,200,016
	e.	Mr. Fassio: $1,200,016
(3)	Non-Equity Incentive Plan Compensation reflects cash incentive awards earned and accrued under the Incentive Compensation Plan.
(4)	All Other Compensation represents Perquisites (see following table for further detail). Dividends paid on unvested restricted stock are not reported as All Other Compensation because the value is already included in the Grant Date Fair Value of equity awards calculated in accordance with ASC Topic 718, as previously reported in the Summary Compensation Table.

The following table details All Other Compensation provided to each NEO in fiscal 2013.

All Other Compensation (Perquisites) for Fiscal 2013
	Estate Tax/	Car
	Financial	Service or	Executive	Association	Umbrella		Total All
Name & Principal	Planning	Commute	Health	Dues and	Liability	Home	Other
Position	Services	Benefits	Benefits	Expenses	Insurance	Security	Compensation
Michael Balmuth
Vice Chairman &
Chief Executive
Officer	$20,000	$20,804	$42,644	$—	$3,125	$4,177	$90,750
John G. Call
Group Senior Vice
President &
Chief Financial
Officer	$12,000	$—	$53,648	$—	$850	$—	$66,498
Barbara Rentler
President &
Chief Merchandising
Officer	$12,610	$20,313	$53,703	$—	$1,075	$—	$87,701
Michael O'Sullivan
President &
Chief Operating
Officer	$3,994	$2,097	$53,703	$—	$1,075	$—	$60,869
James S. Fassio
President &
Chief Development
Officer	$18,000	$19,920	$53,703	$10,950	$1,075	$—	$103,648

Perquisites provided to these NEOs are valued at the actual incremental cost of each item to the Company. In general, executive officers including the CEO are provided with executive medical plan benefits, estate and financial planning, and an umbrella personal liability insurance policy. In addition, certain NEOs receive transportation services to and from our offices and associate dues and expenses.

We believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the executive of the compensation received from the Company. The use by certain NEOs of transportation services to and from our offices enhances their contributions to the business by saving them time that is not spent in traffic or parking, while also allowing them to work while in transit. The executive medical plan is part of our overall executive health benefit package for all associates at the level of vice president and above.

We also lease a number of hours each year through a time-share arrangement for private aviation transportation for executive officers that is used for business purposes to facilitate timely travel to store locations, distribution centers, buying offices and other corporate facilities. Occasionally, family members of executives may join executives on these Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table. In addition, our executive officers are provided with first class business travel on commercial airlines to make their in-transit travel time more conducive to work-related activities. Our CEO resides in New York and works primarily in our New York Buying Office. Corporate housing and a Company-leased automobile are made available for use by our CEO near our Dublin (Pleasanton, prior to January 2014), California corporate headquarters in light of his frequent travel between the New York Buying Office and corporate headquarters. This housing and automobile are used by him exclusively for business purposes, to facilitate his effectiveness in conducting work while in California. In addition, after seven years of service (ten years for Group Senior Vice President level), and every five years thereafter, executive officers including our NEOs are entitled to two additional weeks of paid extended time off in addition to their regularly accrued vacation benefits. These two weeks can be combined with two weeks of regular paid vacation to facilitate a four-week period of extended time off.

DISCUSSION OF SUMMARY COMPENSATION TABLE

Base salary paid to each NEO is initially determined by negotiation at the time of hiring and reflected in the terms of each executive’s employment agreement with the Company, and reviewed for merit adjustments as part of the annual focal review process for all executives. Below is a summary of the terms of the employment agreement for each of our current NEOs regarding compensation. For a discussion of the terms of their employment agreements regarding termination of employment and change in control, please see "Potential Payments Upon Termination or Change in Control" on pages 35 through 40.

Employment Agreements.

Michael Balmuth. The Company’s current employment agreement with Mr. Balmuth, Vice Chairman of the Board and Chief Executive Officer, extends through May 31, 2016. The current agreement provides that Mr. Balmuth will receive an annual salary of at least $1,209,000 through May 31, 2014, at which time Mr. Balmuth will cease to hold the office of Chief Executive Officer but will continue to serve as an executive officer of the Company and Chairman of the Board, with the title Executive Chairman of the Board, from June 1, 2014 through May 31, 2016. During that time, Mr. Balmuth will receive a salary of at least $1,000,000. Mr. Balmuth’s salary is subject to annual increases as part of the Company’s annual review process.

John G. Call. The Company’s current employment agreement with Mr. Call, Executive Vice President, Finance and Legal, and Corporate Secretary (who served as Chief Financial Officer through February 1, 2014), extends through March 31, 2018. The current agreement provides that Mr. Call will receive an annual salary of at least $730,530, subject to annual increases as part of the Company’s annual review process.

Barbara Rentler. The Company’s current employment agreement with Ms. Rentler, President and Chief Merchandising Officer, extends through March 31, 2017. The current agreement provides that Ms. Rentler will receive an annual salary of at least $1,021,500, subject to annual increases as part of the Company’s annual review process.

Michael O’Sullivan. The Company’s current employment agreement with Mr. O’Sullivan, President and Chief Operating Officer, extends through March 31, 2017. The current agreement provides that Mr. O’Sullivan will receive an annual salary of at least $907,500, subject to annual increases as part of the Company’s annual review process.

James S. Fassio. The Company’s current employment agreement with Mr. Fassio, President and Chief Development Officer, extends through March 31, 2017. The current agreement provides that Mr. Fassio will receive an annual salary of at least $833,000, subject to annual increases as part of the Company’s annual review process.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR

The following table provides information with respect to the potential payout to our NEOs under non-equity incentive plan awards, equity incentive plan awards, and other equity compensation awards. For fiscal 2013, the Compensation Committee established goals under the Incentive Compensation Plan that provided the opportunity for the NEOs to receive cash incentive bonuses ranging from 60% to 100% of base salary at target, depending on their position. Under the Incentive Compensation Plan, if adjusted pre-tax earnings exceed the target, a maximum of up to two times each officer’s target award could be paid based on the actual results achieved relative to the target. If adjusted pre-tax earnings fell below the pre-established target but above the minimum threshold required, then the cash incentive bonuses are less than the targeted range of 60% to 100% of base salary. No payment occurs under the Plan if adjusted pre-tax earnings fall below the minimum threshold.

This table also provides information concerning grants of performance share awards and restricted stock awards or restricted stock units made under the Company’s 2008 Equity Incentive Plan during fiscal 2013. The restricted stock awards and performance share awards issued to the NEOs on March 20, 2013 were made as part of the annual focal review process, with the exception of Mr. Call, who also received a grant of restricted stock on May 1, 2013 in connection with a promotion.

Grants of Plan-Based Awards (Fiscal 2013)
		Estimated Potential Payouts			Estimated Future Payouts			All
		Under Non-Equity Incentive			Under Equity Incentive			Other
		Plan Awards			Plan Awards			Stock
		(1)			(2)			Awards:	All Other		Grant
								Number	Option	Exercise	Date Fair
								of	Awards:	or Base	Value of
								Shares	Number of	Price of	Stock and
								of Stock	Securities	Option	Option
Name & Principal		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	Awards ($)
Position	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	Options	($/Sh)	(4)
Michael Balmuth	3/20/2013	$651,794	$1,303,587	$2,607,174
Vice Chairman &	3/20/2013				35,625	53,410	106,820				$3,000,040
Chief Executive
Officer
John G. Call	3/20/2013	$211,659	$423,318	$846,636
Group Senior Vice	3/20/2013				2,376	3,561	7,122				$200,021
President &	5/1/2013							11,541			$750,050
Chief Financial	3/20/2013							4,896	—	n/a	$275,008
Officer
Barbara Rentler	3/20/2013	$452,273	$904,546	$1,809,092
President &	3/20/2013				7,125	10,682	21,364				$600,008
Chief Merchandising	3/20/2013							32,046	—	n/a	$1,800,024
Officer
Michael O'Sullivan	3/20/2013	$392,593	$785,187	$1,570,373
President &	3/20/2013				7,125	10,682	21,364				$600,008
Chief Operating	3/20/2013							32,046	—	n/a	$1,800,024
Officer
James S. Fassio	3/20/2013	$374,782	$749,565	$1,499,130
President &	3/20/2013				7,125	10,682	21,364				$600,008
Chief Development	3/20/2013							23,145	—	n/a	$1,300,055
Officer

____________________

(1)

Represents the potential payout under the Company’s Incentive Compensation Plan for each NEO at threshold, target and maximum attainment relative to the target for adjusted pre-tax earnings, based on the formula established by the Compensation Committee on March 20, 2013. For fiscal 2013, the Company achieved a level of pre-tax earnings which resulted in a payout above the target award.

(2)

Represents performance share awards granted on March 20, 2013. Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains a predetermined performance goal (which, for 2013, was achievement of a targeted level of adjusted pre-tax earnings). The shares issued upon attaining the performance goal are thereafter subject to a separate vesting schedule based on continued service of the NEO as follows: for NEOs other than Mr. Balmuth - 30% on March 24, 2014; 30% on March 24, 2015 and 40% on March 24, 2016; for Mr. Balmuth - 100% vesting on March 24, 2016. In fiscal 2013, the Company achieved a level of adjusted pre-tax earnings relative to the target which resulted in the payout of 126.5% of the target award, which was issued in shares or units on March 24, 2014, subject to the vesting schedule described above.

(3)	Represents shares of restricted stock or units granted to each NEO during fiscal 2013 with the following vesting terms:
	a.	Mr. Call: 4,896 shares granted on March 20, 2013 that cliff vest in full on March 20, 2018; 11,541 shares granted on May 1, 2013, of which 3,844 vest on May 1, 2017 and 7,697 vest on May 1, 2018.
	b.	Ms. Rentler: 32,046 shares granted on March 20, 2013 that cliff vest in full on March 20, 2018.
	c.	Mr. O’Sullivan: 32,046 shares granted on March 20, 2013 that cliff vest in full on March 20, 2018.
	d.	Mr. Fassio: 23,145 shares granted on March 20, 2013 that cliff vest in full on March 20, 2018.
(4)

The value for restricted stock awards was determined by multiplying the number of shares granted by the closing price per share of the Company’s common stock as reported on the NASDAQ Stock Market on the grant date. Values for performance share awards are computed based on the probable outcome of the performance condition as of the grant date of the award. The Board of Directors has the ability to change the terms of outstanding equity awards in various respects. See "Employment Agreements" in the Compensation Discussion and Analysis, on page 28.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information with respect to the outstanding vested stock options and the unvested restricted stock or units held by our NEOs as of February 1, 2014, the last day of the Company’s 2013 fiscal year. Performance shares earned for 2013 performance, but which were not vested as of February 1, 2014, are included in Number of Shares or Units of Stock that Have Not Vested.

Outstanding Equity Awards at Fiscal Year-End (Fiscal 2013)
	Option Awards					Stock Awards
		Number of					Market
	Number of	Securities				Number of	Value of
	Securities	Underlying				Shares or	Shares or
	Underlying	Unexercised				Units of	Units of
	Unexercised	Options	Option			Stock that	Stock that
	Options (#)	(#)	Exercise		Option	Have Not	Have Not
	Exercisable	Unexercisable	Price	Option Grant	Expiration	Vested	Vested
Name & Principal Position	(1)	(2)	($)	Date	Date	(#)(3)	($)(4)
Michael Balmuth	—	—				345,054	$23,432,617
Vice Chairman &
Chief Executive Officer
John G. Call
Group Senior Vice President &	40,000	—	$14.31	3/17/2005	3/17/2015	60,131	$4,083,496
Chief Financial Officer	28,000	—	$14.83	4/13/2006	4/13/2016
Total:	68,000
Barbara Rentler	—	—				372,712	$25,310,872
President &
Chief Merchandising Officer
Michael O'Sullivan
President &	117,114	—	$14.35	2/7/2005	2/7/2015	338,705	$23,001,457
Chief Operating Officer	38,000	—	$13.91	3/16/2006	3/16/2016
Total:	155,114
James S. Fassio
President &	117,114	—	$14.35	2/7/2005	2/7/2015	239,453	$16,261,253
Chief Development Officer	38,000	—	$13.91	3/16/2006	3/16/2016
Total:	155,114

____________________

(1)	Represents outstanding stock options that are fully vested and unexercised as of the end of fiscal 2013.
(2)	All outstanding stock options are vested and exercisable.
(3)	Represents shares of unvested restricted stock or units held by each NEO as of the end of the fiscal year:
a.

Mr. Balmuth: Consists of 134,376 shares that will vest on May 26, 2014; 84,719 restricted stock units that will vest May 30, 2014; 58,395 restricted stock units that will vest 25% on May 31, 2014, 25% to vest on May 31, 2015; 50% to vest on May 31, 2016 with the settlement of shares being deferred to June 1, 2016; and 67,564 shares of restricted stock that will vest March 24, 2016.

b.

Mr. Call: Consists of 11,959 shares that vested on March 18, 2014; 2,010 shares that vested on March 19, 2014; 1,352 shares that vested on March 24, 2014; 6,488 shares that will vest on March 17, 2015; 2,259 shares that will vest March 18, 2015; 1,352 shares that will vest on March 24, 2015; 8,678 shares that will vest on March 16, 2016; 1,801 shares that will vest on March 24, 2016; 7,795 shares that will vest on March 14, 2017; 3,844 shares that will vest on May 1, 2017; 4,896 shares that will vest on March 20, 2018; and 7,697 shares that will vest on May 1, 2018.

c.

Ms. Rentler: Consists of 45,840 shares that vested on March 17, 2014; 63,736 shares that vested on March 18, 2014; 12,054 shares that vested on March 19, 2014; 4,054 shares that vested on March 24, 2014; 137,522 shares that will vest on March 17, 2015; 6,777 shares that will vest March 18, 2015; 4,054 shares that will vest on March 24, 2015; 34,708 shares that will vest on March 16, 2016; 5,405 shares that will vest March 24, 2016; 26,516 shares that will vest on March 14, 2017; and 32,046 shares that will vest on March 20, 2018.

d.

Mr. O’Sullivan: Consists of 45,840 shares that vested on March 17, 2014; 63,736 shares that vested on March 18, 2014; 12,054 shares that vested on March 19, 2014; 4,054 shares that vested on March 24, 2014; 114,602 shares that will vest on March 17, 2015; 6,777 shares that will vest on March 18, 2015; 4,054 shares that will vest on March 24, 2015; 28,924 shares that will vest on March 16, 2016; 5,405 shares that will vest March 24, 2016; 21,213 shares that will vest on March 14, 2017; and 32,046 shares that will vest on March 20, 2018.

e.

Mr. Fassio: Consists of 22,920 shares that vested March 17, 2014; 28,544 shares that vested March 18, 2014; 12,054 shares that vested March 19, 2014; 4,054 shares that vested on March 24, 2014; 91,682 shares that will vest on March 17, 2015; 6,777 shares that will vest March 18, 2015; 4,054 shares that will vest on March 24, 2015; 23,140 shares that will vest on March 16, 2016; 5,405 shares that will vest March 24, 2016; 17,678 shares that will vest on March 14, 2017; and 23,145 shares that will vest March 20, 2018.

(4)

The market value of the unvested shares is calculated by multiplying the number of shares by the NASDAQ closing price per share of the Company’s common stock of $67.91 on January 31, 2014 (the last trading day of the fiscal year).

OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to our NEOs concerning the number of shares and the value realized upon the exercise of stock options and upon the vesting of restricted stock or units during the fiscal year ended February 1, 2014:

Option Exercises and Stock Vested (Fiscal 2013)
	Option Awards		Stock Awards
	Number of		Number of Shares or
	Shares Acquired	Value Realized on	Units	Value Realized
Name & Principal	on Exercise	Exercise	Acquired on Vesting	on Vesting
Position	(#)	($) (1)	(#) (2)	($) (3)
Michael Balmuth
Vice Chairman &
Chief Executive Officer	—	—	177,910	$ 9,970,076
John G. Call
Group Senior Vice President &
Chief Financial Officer	40,000	$ 1,949,259	18,731	$ 1,105,878
Barbara Rentler
President &
Chief Merchandising Officer	—	—	82,151	$ 4,850,195
Michael O'Sullivan
President &
Chief Operating Officer	20,000	$ 1,093,200	74,973	$ 4,426,406
James S. Fassio
President &
Chief Development Officer	40,000	$ 2,231,600	59,312	$ 3,501,780
____________________

(1)	The value realized from the exercise of stock options is calculated by multiplying the number of exercised shares by the difference between the exercise price and either the sale price (for a same-day-sale transaction), or the closing price per share of the Company's common stock on the date of exercise as reported on the NASDAQ Stock Exchange.
(2)	Represents the number of shares of restricted stock or stock underlying performance units held by each NEO that vested during the fiscal year.
(3)	The value realized on vesting represents the number of shares of restricted stock or stock underlying units that vested during fiscal 2013, multiplied by the closing price per share of the Company's common stock on the applicable vesting date as reported by the NASDAQ Stock Market.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information about our NEOs’ participation in the Company’s Non-Qualified Deferred Compensation Plan (the "NQDC Plan") and their contributions, aggregate earnings and any withdrawal activity during the year, and their account balances as of February 1, 2014. The Company made no contributions to the earnings reflected in the table during fiscal 2013.

Non-Qualified Deferred Compensation (Fiscal 2013)
	Account	Executive			Aggregate	Aggregate
Name & Principal	Balance at	Contributions	Registrant	Aggregate	Withdrawals/	Balance at
Position	2/3/13	(1)	Contributions	Earnings	Distributions	2/1/14
Michael Balmuth
Vice Chairman &
Chief Executive Officer	$ 702,330	—	—	$ 145	—	$ 702,475
John G. Call
Group Senior Vice
President &
Chief Financial Officer	$ 1,947,078	—	—	$ 164,216	—	$ 2,111,294
Barbara Rentler
President &
Chief Merchandising Officer	—	—	—	—	—	—
Michael O'Sullivan
President &
Chief Operating Officer	—	—	—	—	—	—
James S. Fassio
President &
Chief Development Officer	$ 6,862,077	—	—	$ 1,344,389	—	$ 8,206,466
____________________

(1)     No NEO made contributions to the Non-Qualified Deferred Compensation Plan in fiscal 2013.

Under the terms of the Company’s NQDC Plan, participants are eligible to defer up to 100% of their base salary and up to 100% of their annual incentive bonus earned during the year, at their election. The participants can choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after termination from the Company, at which time the aggregate balance in the participant’s NQDC Plan account pays out either in a lump sum or in annual installments over a period of up to a maximum of ten years, as elected by the participant.

Participants are eligible for a Company match for their NQDC Plan contributions to the extent that they did not receive the full Company match for which employees are eligible under the Company’s 401(k) Plan. In fiscal 2013, none of our NEOs received such a match.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the "Discussion of Summary Compensation Table," we have entered into employment agreements with each of our NEOs. The current agreements provide for certain payments and other benefits if an NEO’s employment terminates under circumstances specified in the agreement or if there is a "change in control" of the Company. The following table describes and quantifies estimated potential incremental payments and benefits that would become payable under each NEO's employment agreement as they existed in fiscal 2013, if the NEO's employment had terminated on January 31, 2014, the last business day of our most recently completed fiscal year, or if a change in control occurred on that date. The amounts contained in the table are based on each NEO’s period of service and compensation as of January 31, 2014 and, where applicable, the Company’s closing stock price as reported by the NASDAQ Stock Market on that date. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on January 31, 2014, and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid in any instance can only be determined at the time of a triggering event.

Potential Payments upon Termination or Change in Control
					Termination
					without
		Termination		Change in	Cause or for
		Without	Termination	Control	Good
		Cause, for	upon Non-	Regardless	Reason
		Good	Renewal of	of	Following a
Name & Principal		Reason or	Employment	Termination	Change in
Position	Type of Payment	Disability (1)	Agreement	(6)	Control
Michael Balmuth	Cash Severance (2)	$5,214,348	$—	$—	$8,048,535
Vice Chairman &	Equity Acceleration (3)	$15,571,767	$7,228,476	$16,353,951	$—
Chief Executive	Estate/Financial	$450,000	$450,000	$—	$450,000
Officer	Planning (4) (7)
	Health/Welfare	$2,338,739	$2,338,739	$—	$2,338,739
	Payments (5) (7)
	Total:	$23,574,854	$10,017,215	$16,353,951	$10,837,274
John G. Call	Cash Severance (2)	$2,869,155	$—	$—	$3,375,256
Group Senior Vice	Equity Acceleration (3)	$2,394,366	$2,394,366	$4,019,525	$—
President & Chief	Estate/Financial	$—	$—	$—	$26,000
Financial Officer	Planning (4)
	Health/Welfare	$136,772	$—	$—	$136,772
	Payments (5)
	Total:	$5,400,293	$2,394,366	$4,019,525	$3,538,028
Barbara Rentler	Cash Severance (2)	$7,138,820	$—	$—	$5,886,467
President & Chief	Equity Acceleration (3)	$19,035,769	$19,035,769	$25,118,687	$—
Merchandising	Estate/Financial	$—	$—	$—	$57,000
Officer	Planning (4)
	Health/Welfare	$199,897	$—	$—	$199,897
	Payments (5)
	Total:	$26,374,486	$19,035,769	$25,118,687	$6,143,364
Michael O'Sullivan	Cash Severance (2)	$6,196,817	$—	$—	$5,109,718
President & Chief	Equity Acceleration (3)	$17,447,018	$17,447,018	$22,809,271	$—
Operating Officer	Estate/Financial	$—	$—	$—	$57,000
	Planning (4)
	Health/Welfare	$199,897	$—	$—	$199,897
	Payments (5)
	Total:	$23,843,732	$17,447,018	$22,809,271	$5,366,615
James S. Fassio	Cash Severance (2)	$5,915,684	$—	$—	$4,877,903
President & Chief	Equity Acceleration (3)	$11,954,602	$11,954,602	$16,069,068	$—
Development Officer	Estate/Financial	$—	$—	$—	$57,000
	Planning (4)
	Health/Welfare	$199,897	$—	$—	$199,897
	Payments (5)
	Total:	$18,070,183	$11,954,602	$16,069,068	$5,134,800
____________________

(1)	In the event an NEO terminates employment due to death, each executive's estate would only receive a pro-rated bonus and pro-rated equity acceleration related to performance share awards and all unvested common shares earned through performance share awards (with the exception of Mr. Balmuth, whose spouse would be eligible to receive estate/financial planning and health/welfare payments for the remainder of her life, valued at $2,788,739 based on an actuarial valuation and a life expectancy of 22.5 years) as follows: Mr. Balmuth, $11,320,802; Mr. Call, $1,070,297; Ms. Rentler, $3,254,096; Mr. O’Sullivan, $3,134,737; and Mr. Fassio, $3,099,115.

(2)	Cash severance is equal to the sum of the NEO’s salary and annual bonus payable for the period beginning on February 1, 2014, (the day following the assumed employment termination date) and ending on the last day of the current term of employment under each NEO’s respective employment agreement, except that in the case of a termination "Without Cause," "for Good Reason," or due to "Disability" following a change in control the cash severance is 2.99 times the sum of the NEO’s then current annual base salary and target annual bonus (except as to Mr. Balmuth, as described below in the section titled "Employment Agreement with Mr. Balmuth"). The annual bonus amount is determined in accordance with the NEO’s employment agreement, as described below. The annual salary rates as of February 1, 2014 upon which the cash severance is determined are: Mr. Balmuth, $1,303,587; Mr. Call, $705,530; Ms. Rentler, $1,064,172; Mr. O’Sullivan, $923,749; and Mr. Fassio, $881,841. The annual bonus rates upon which the cash severance is determined, as provided by their respective employment agreements are: Mr. Balmuth, $1,303,587 (100% of salary); Mr. Call, $423,318 (60% of salary); Ms. Rentler, $904,546 (85% of salary); Mr. O’Sullivan, $785,187 (85% of salary); and Mr. Fassio, $749,565 (85% of salary).

(3)	Equity acceleration represents the value of restricted stock and performance share awards held by each NEO on the assumed termination date of January 31, 2014, the vesting of which would be accelerated upon the applicable triggering event to the extent provided by the terms of the NEO’s employment agreement, as described below. The value of each share subject to accelerated vesting is $67.91, which was the closing market price of our common stock as reported on the NASDAQ stock market on January 31, 2014. The number of shares remaining unvested under each NEO’s restricted stock awards and performance share awards is set forth in the "Outstanding Equity Awards at Fiscal Year-End" table.

(4)	These amounts represent continued reimbursement by the Company of the NEO’s estate and financial planning expenses for the period provided by the NEO’s employment agreement, as described below. The amounts presented assume each NEO receives the maximum annual benefit provided by the Company, as follows: Mr. Balmuth, $20,000; Mr. Call, $12,000; and $18,000 for each of Ms. Rentler, Mr. O’Sullivan and Mr. Fassio. Mr. Balmuth is entitled to lifetime benefits, assumed to be provided for his life expectancy of 22.5 years, and each of the other NEOs is entitled to benefits for the remainder of the agreement term upon a termination of employment following a change in control.

(5)	In accordance with Mr. Balmuth’s employment agreement described below, the amounts included in the table for Mr. Balmuth reflect the lifetime provision at the Company’s expense for Mr. Balmuth of executive medical, dental, vision, behavioral health insurance, health advisory services, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, and certain "matching contributions" (as that term is defined by his employment agreement), to the extent provided to him at the date of the applicable event. This value was calculated based on the current annual cost of those benefits of $86,806, and an actuarial valuation with average life expectancy of 22.5 years for Mr. Balmuth. For the other NEOs, the amounts in the table reflect medical, dental, vision and behavioral health insurance coverage for the greater of two years or the remainder of the agreement term upon termination of employment following a change in control or termination for "Without Cause," "For Good Reason," or due to "Disability."

(6)	The amount shown for Mr. Balmuth assumes the acquiring company would assume his RSU awards. If those awards are not assumed, the value of $3,965,604 would be paid in cash.

(7)	Under the terms of his employment agreement, Mr. Balmuth is eligible to receive estate/financial planning and health/ welfare payments for the remainder of his life, including after termination of employment, for any reason. Assuming he had terminated at January 31, 2014, this would be valued at $2,788,739 based on an actuarial valuation and a life expectancy of 22.5 years.

Triggering Events

The right to payments and benefits upon termination of employment under the executive employment agreements existing in fiscal 2013, described in the table above, depend upon the circumstances of an NEO’s termination. These circumstances are defined in each NEO’s employment agreement, and include the following:

  Termination without Cause: We will have terminated an NEO without cause if we terminate the NEO’s employment for any reason other than "cause" under the specific definitions provided in their agreement (as described below), or the NEO’s disability or death.

  Termination for Cause: "Cause" means the occurrence of any of the following (i) the NEO’s continuous failure to substantially perform the NEO’s duties hereunder (unless such failure is a result of a disability); (ii) the NEO’s theft, dishonesty, breach of fiduciary duty for personal profit or falsification of any documents of the Company; (iii) the NEO’s material failure to abide by the applicable code(s) of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iv) knowing or intentional misconduct by the NEO as a result of which the Company is required to prepare an accounting restatement; (v) the NEO’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the NEO’s improper use or disclosure of confidential or proprietary information of the Company); (vi) any intentional misconduct or illegal or grossly negligent conduct by the NEO which is materially injurious to the Company monetarily or otherwise; (vii) any material breach by the NEO of the provisions of Section 9 [Certain Employment Obligations] of their agreement; or (viii) the NEO’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which materially impairs the NEO’s ability to perform his or her duties with the Company. A termination for cause will not take effect unless: (1) the NEO is given written notice by the Company of its intention to terminate the NEO for cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; (3) where practicable, the notice is given within sixty (60) days of the Company’s learning of such act or acts or failure or failures to act; and (4) only in the case of clause (i), (iii), (v), (vi) or (vii) above, the NEO fails to substantially cure such breach, to the extent such cure is possible, within sixty (60) days after the date that such written notice is given to the NEO.
  Termination for Good Reason: An NEO may resign for "good reason" within sixty days after providing written notice to the Company of any of the following events, if the Company does not cure after such notice: (1) the Company’s failure to comply with any material provision of the NEO’s employment agreement (including but not limited to any reduction of the NEO’s salary or the target annual bonus); (2) a significant diminishment in the nature or scope of the authority, power, function, or duties attached to the NEO’s then-current position without the NEO’s written consent; or (3) a relocation of the NEO’s principal place of employment by more than 25 miles (40 miles in the case of Mr. Balmuth), without the NEO’s written consent.
  Termination Due to Disability: An NEO’s employment will have terminated due to disability if the NEO is absent from his or her duties on a full-time basis for a period of six consecutive months as a result of a physical or mental illness, impairment or condition.
  Termination upon Non-Renewal of Employment Agreement: The NEOs’ existing employment agreements provide for an initial term of four years, subject to one or more extensions for additional consecutive terms. However, an NEO’s employment agreement will expire at the end of its then current term if either the NEO fails to request an extension of the employment agreement term or the Compensation Committee does not approve an extension.
  Voluntary Resignation: An NEO’s employment terminates as a result of voluntary resignation if the NEO resigns for any reason other than "good reason" or disability.

In addition to payments and benefits resulting from the employment termination circumstances described above, the NEOs’ employment agreements provide for certain payments and benefits in connection with a change in control of the Company. Under the NEO employment agreements existing in fiscal 2013, these payments and benefits had either a "single trigger" or a "double trigger" as follows:

  Change in Control without Regard to Termination: As described below, our NEO employment agreements in fiscal 2013 provided for accelerated vesting of restricted stock and performance share awards on a "single trigger" basis, meaning that acceleration is triggered by the occurrence of a change in control of the Company and not conditioned on the NEO’s subsequent termination of employment. Beginning in fiscal 2014, newly-issued NEO agreements will no longer provide this "single trigger" acceleration; new NEO contracts will be implemented progressively over the next several years. The NEO employment agreements provide that a "change in control" of the Company occurs if: (1) any person or group acquires more than 35% of the total voting power of the Company’s stock; (2) the Company is a party to a merger in which any person or group acquires more than 50% of the total fair market value or total voting power of the Company’s stock; or (3) there is a sale, exchange or transfer of all or substantially all of the Company’s assets.
  Termination without Cause or for Good Reason following Change in Control: In addition to the accelerated vesting of restricted stock on a "single trigger" basis, the NEO employment agreements in fiscal 2013 provide for certain additional payments and benefits on a "double trigger" basis. These additional payments and benefits are provided if, during the period beginning one month prior to and ending twelve months following a change in control, the NEO’s employment is terminated without cause or the NEO resigns for good reason.

Employment Agreement with Mr. Balmuth

The Company’s current employment agreement with Mr. Balmuth, Vice Chairman of the Board and Chief Executive Officer, extends through May 31, 2016. The current agreement provides that Mr. Balmuth will receive an annual salary of at least $1,209,000 through May 31, 2014, at which time Mr. Balmuth will cease to hold the office of Chief Executive Officer but will continue to serve as an executive officer of the Company and Chairman of the Board, with the title Executive Chairman of the Board, from June 1, 2014 through May 31, 2016. During that time, Mr. Balmuth will receive a salary of at least $1,000,000. Mr. Balmuth’s above salaries are subject to annual increases as part of the Company’s annual review process.

Our existing agreement with Mr. Balmuth provides that if his employment is terminated without cause, if he resigns for good reason, or if his employment terminates due to disability, he would be entitled to continued payment of his then current salary for a period of two years from the date of such termination. He would also be entitled to a bonus equal to two times his target bonus for the fiscal year in which the termination occurs. Restricted stock would vest on a prorated basis, based on time employed. Performance shares earned and determined would vest in full. The number of performance shares earned would be based on actual performance against target, capped at 100% of target and pro-rated based on time employed.

If Mr. Balmuth is terminated for cause or resigns voluntarily other than for good reason, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. Any unvested restricted stock awards and performance share awards would be forfeited as of his termination date. In event of Mr. Balmuth’s death, Mr. Balmuth’s estate will be entitled to receive salary and benefits through such termination, as well as a prorated bonus for that year, capped at 100% of target. Performance shares earned and determined would vest in full. The number of performance earned would be based on actual performance against target, capped at 100% of target and pro-rated based on time employed.

In addition to the payments and benefits described above, under the terms of his employment agreement, Mr. Balmuth and his spouse will continue to be eligible for certain Company-paid benefits until their respective deaths, regardless of the reason for Mr. Balmuth’s termination of employment. These benefits include executive medical, dental, and vision, and behavioral health insurance, health advisory services, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, and certain "matching contributions" (as that term is defined in his agreement). Mr. Balmuth will receive estate planning expense reimbursements until his death, of up to $20,000 annually, or more based on the reimbursement benefit of the then-current CEO.

If the Company undergoes a change in control, restricted stock and a target number of performance shares would immediately vest in full, under Mr. Balmuth’s current employment agreement. Under the Restricted Stock Units Agreement with Mr. Balmuth, the units convert into a right to receive cash equal to the Fair Market Value of the shares on the Settlement Date if the acquiring company fails to assume the award.

If within one year following a change in control of the Company, Mr. Balmuth’s employment is terminated either by the Company without cause or he resigns for good reason, in addition to the equity acceleration triggered by the change in control as described above, Mr. Balmuth would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his then current salary plus (ii) the greater of the most recent annual bonus paid to him or his target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of full and partial years remaining under the term of his employment agreement.

Mr. Balmuth’s employment agreement provides that if he becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on "excess parachute payments" as a result of any payments and benefits he receives under his employment agreement or any other Company plan or agreement, then the Company will pay the NEO an amount that places the NEO in the best after-tax position. The Company does not provide the NEO with a "gross-up" payment.

Employment Agreements with Mr. Call, Ms. Rentler, Mr. O’Sullivan, and Mr. Fassio

Our current agreements with Mr. Call, Ms. Rentler, Mr. O’Sullivan, and Mr. Fassio provide that if the NEO’s employment is terminated due to disability, without cause, or if he or she resigns for good reason, the NEO would be entitled to continued payment of his or her then current salary through the remaining term of the employment agreement. The NEO would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, prorated for the final year of the agreement term, with the bonus amount based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares earned would be based on actual performance against target, capped at 100% of target and pro-rated based on time employed. Repayment/reacquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO’s employment agreement expires as a result of its non-renewal, he or she would be entitled to any compensation and benefits earned through the date of expiration. In addition, the NEO would be entitled to receive an annual bonus for the year of termination, prorated for the portion of the bonus year elapsing prior to termination of employment, based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares earned would be based on actual performance against target, capped at 100% of target and prorated based on time employed. Repayment/reacquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO is terminated for cause, resigns voluntarily other than for good reason, or dies, he or she would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date (for death, a prorated annual bonus for the year of termination would be paid, capped at 100% of the NEO’s target). Restricted stock and unvested performance shares would be forfeited on termination. In event of death, performance share awards would be earned based on actual performance against target, capped at 100% of target and prorated based on time employed, and repayment/reacquisition rights by the Company as to prior dividends on unvested restricted stock would be waived. Unvested shares previously issued in settlement of performance shares vest in full at termination.

As discussed above, under their agreements existing in fiscal 2013, in the event there is a change in control of the Company, all restricted stock and the target number of performance share awards held by the NEO would vest in full. New NEO agreements issued in the future, to be implemented over the next several years, will no longer provide such "single trigger" acceleration.

If within a period beginning one month prior to and ending one year following a change in control of the Company, the NEO’s employment is terminated either by the Company without cause or he or she resigns for good reason, the NEO would be entitled to a cash payment equal to 2.99 times the sum of his or her then current salary and target annual bonus. In addition, the NEO would be entitled to continuation of health care coverage at the Company’s expense and reimbursement of estate planning expenses for the remainder of his or her employment agreement.

The NEOs’ employment agreements provide that if he or she becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on "excess parachute payments" as a result of any payments and benefits the NEO receives under his or her employment agreement or any other Company plan or agreement, then the Company will pay the NEO an amount that places the NEO in the best after-tax position. The Company does not provide the NEO with a "gross-up" payment.

Applicable Terms of Equity Award Plans

Under the terms of our equity award plans, the Board of Directors generally has the discretion to provide for the acceleration of vesting in the event of a change in control or other circumstances as determined by the Board in its discretion. Under the terms of the individual award agreements for each participant in our equity award plans, including executive officers, the Board has provided in grants made for fiscal 2013 (and prior years) that, in the event of a change in control of the Company, any unvested shares of restricted stock will automatically become completely vested and the vesting of any outstanding stock options that are not assumed by the acquiring or successor corporation will be accelerated in full.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Orban, Mr. Bjorklund, and Mr. Peiros have served on the Compensation Committee of our Board for the past fiscal year. None of the members of the Compensation Committee are or have been an officer or employee of the Company. During fiscal 2013, no member of the Compensation Committee had any relationship with the Company requiring disclosure of a related party transaction under Item 404 of Regulation S-K. During fiscal 2013, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on our Compensation Committee or Board.

RELATED PERSON TRANSACTIONS

The Company maintains consulting and benefits agreements with Mr. Ferber, its Chairman of the Board. Further details are described in this Proxy Statement under the caption "Compensation of Directors - Other Compensation." Robert Ferber, the son of Norman Ferber, is a buyer with the Company. For fiscal 2013, the Company paid Robert Ferber compensation including salary and bonus of approximately $134,000. The Company’s procedure for review, approval, or ratification of related party transactions is to present them to the Audit Committee, except for executive and director compensation-related matters approved or authorized by the Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our Directors and officers are required by Section 16 of the Securities Exchange Act of 1934 to report on public filings made with the Securities and Exchange Commission their transactions in, and beneficial ownership of, our common stock, including stock options and other derivative securities. Mr. Bush was late in filing one Form 5 report for the prior fiscal year, involving the acquisition of shares in five transactions for an aggregate market value of less than $10,000. Mr. Balmuth was late in filing two Form 5 reports, involving three transactions for the disposition of shares by gift. Form 5 filings for Mr. Bush and Mr. Balmuth have been filed relating to these transactions.

PROXY SOLICITATION FEES

The cost of distribution of materials and any solicitation of proxies will be borne by the Company. We have retained Broadridge Financial Solutions, Inc. to assist in the distribution of materials and to provide incremental support in soliciting proxies.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournments or postponements thereof, the persons named in the accompanying Proxy will vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at our next Annual Meeting of Stockholders (1) must be received by the Company at its offices at 5130 Hacienda Drive, Dublin, CA 94568 no later than December 9, 2014 and (2) must satisfy the conditions set forth in the Company's Bylaws and the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

By Order of the Board of Directors,

John G. Call
Corporate Secretary

Dated: April 8, 2014

ROSS STORES, INC. 5130 HACIENDA DRIVE DUBLIN, CA 94568
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M70682-Z62956	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ROSS STORES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES, AND "FOR" EACH OF PROPOSALS 2 AND 3:

1.	To elect eight Directors for a one-year term as proposed in the accompanying Proxy Statement

	Nominees:		For	Against	Abstain

	1a)	Michael Balmuth	☐	☐	☐

	1b)	K. Gunnar Bjorklund	☐	☐	☐

	1c)	Michael J. Bush	☐	☐	☐

	1d)	Norman A. Ferber	☐	☐	☐

	1e)	Sharon D. Garrett	☐	☐	☐

	1f)	George P. Orban	☐	☐	☐

	1g)	Lawrence S. Peiros	☐	☐	☐

	1h)	Gregory L. Quesnel	☐	☐	☐

		For	Against	Abstain

2.	Advisory vote to approve the resolution on the compensation of the named executive officers.	☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M70683-Z62956

ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael Balmuth and John G. Call, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc. (the "Company"), to be held on May 21, 2014 at 1:00 p.m. PDT, at the Garden Court Hotel, 420 Cowper Street, Palo Alto, CA 94301, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR ALL NOMINEES, FOR EACH OF PROPOSALS 2 AND 3, AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED. PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)